Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146720

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 15, 2007)

$575,000,000 1.250% Convertible Senior Notes due 2014

$575,000,000 1.625% Convertible Senior Notes due 2017

and Shares of Common Stock Issuable Upon Conversion of the Notes

On July 17, 2007, we issued $575,000,000 in aggregate principal amount of 1.250% Convertible Senior Notes due 2014 (the “2014 notes”) and $575,000,000 aggregate principal amount of our 1.625% Convertible Senior Notes due 2017 (the “2017 notes” and, together with the 2014 notes, the “notes”) in a private offering. This prospectus relates to the resale by various selling securityholders of the notes and shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from these resales.

The 2014 notes bear interest at a rate of 1.250% per year and the 2017 notes bear interest at a rate of 1.625% per year, in each case payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2008. The 2014 notes will mature on July 15, 2014 and the 2017 notes will mature on July 15, 2017.

Holders may convert their notes at any time prior to June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2007 if the last reported sale price of our common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of notes of the applicable series was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate; or (3) upon the occurrence of specified corporate transactions described in this prospectus supplement. On or after June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, holders may convert their notes at any time prior to the close of business on the third scheduled trading day immediately preceding the applicable maturity date, regardless of the foregoing circumstances. Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and our common stock, if any, delivered to holders upon conversion. Upon conversion, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value calculated on a proportionate basis for each trading day of a 25 trading-day observation period.

The initial conversion rate is 21.6417 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $46.21 per share of common stock. The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the notes. If we undergo a fundamental change, holders may require us to repurchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

The notes rank equally with all our existing and future unsecured senior debt and senior to all our future subordinated debt. Each series of notes is guaranteed on a senior unsecured basis by our subsidiary Newmont USA Limited. These guarantees are senior unsecured obligations of Newmont USA Limited. The guarantees will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont. See “Description of notes—Subsidiary guarantees of Newmont USA Limited.”

Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes of either series on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “NEM.” The last reported sale price of our common stock on the New York Stock Exchange on October 12, 2007 was $47.57 per share.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks. See “Risk factors” beginning on page S-9 for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 15, 2007.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
1.250% Convertible Senior Notes due 2014	$575,000,000	100%	$575,000,000.00	$17,652.50
1.625% Convertible Senior Notes due 2017	$575,000,000	100%	$575,000,000.00	$17,652.50
Guarantees of Convertible Senior Notes	—	—	—	—(2)
Common Stock, par value $1.60 per share, issuable upon conversion of Convertible Senior Notes	28,621,205 shares(3)	—	—	—(4)
Total				$35,305.00(5)

(1)	Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no registration fee is required with respect to the guarantees.
(3)	Represents the maximum number of shares of common stock issuable upon conversion of the notes registered hereby at a conversion rate of 24.8880 shares of our common stock per $1,000 principal amount of 1.250 Convertible Senior Notes due 2014 and 1.625% Convertible Senior Notes due 2017. Pursuant to Rule 416 under the Securities Act, the co-registrants are also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof.
(4)	No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.
(5)	Pursuant to Rule 457(p), the registration fee has been paid by offsetting registration fees that were previously paid in connection with a prior registration statement on Form S-3 (SEC File No. 333-124862).

Prospectus supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

The selling securityholders are offering to sell the notes and the shares of common stock issuable upon conversion of the notes only in places where offers and sales are permitted.

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Market and industry data

Market data and industry statistics and forecasts used throughout this prospectus supplement, the accompanying prospectus and the information incorporated by reference are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors.” Accordingly, investors should not place undue reliance on this information.

Forward-looking statements

Certain statements contained in this prospectus supplement and the accompanying prospectus (including information incorporated by reference) are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Our forward-looking statements include, without limitation:

•	statements regarding future earnings;

•	estimates of future mineral production and sales, for specific operations and on a consolidated or equity basis;

•	estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis;

•	estimates of future cash flows;

•	estimates of future capital expenditures and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding thereof;

•	estimates regarding timing of future capital expenditures, construction, production or closure activities;

•	statements as to the projected development of certain ore deposits, including estimates of development and other capital costs and financing plans for these deposits;

•	estimates of reserves and statements regarding future exploration results and reserve replacement and the sensitivity of reserves to metal price changes;

•	statements regarding the availability and costs related to future borrowing, debt repayment and financing;

•	statements regarding modifications to hedge and derivative positions;

•	statements regarding future transactions relating to portfolio management or rationalization efforts;

•	statements regarding the cost impacts of future changes in the legal and regulatory environment in which we operate; and

•	estimates of future costs and other liabilities for certain environmental matters.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:

•	the price of gold, copper and other commodities;

•	currency fluctuations;

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•	geological and metallurgical assumptions;

•	operating performance of equipment, processes and facilities;

•	labor relations;

•	timing of receipt of necessary governmental permits or approvals;

•	domestic and foreign laws or regulations, particularly relating to the environment and mining;

•	domestic and international economic and political conditions;

•	the ability of Newmont to obtain or maintain necessary financing; and

•	other risks and hazards associated with mining operations.

More detailed information regarding these factors is included in the section titled “Risk factors,” and elsewhere in this prospectus supplement, the accompanying prospectus and the information incorporated by reference. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Newmont disclaims any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all of the information that you should consider in making your investment decision. You should read the entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making an investment decision. When used in this prospectus supplement, the terms “Newmont,” “issuer,” “we,” “us” and “our” refer to Newmont Mining Corporation and its consolidated subsidiaries, unless otherwise specified.

Our company

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, Bolivia, New Zealand and Mexico. As of December 31, 2006, Newmont had proven and probable gold reserves of 93.9 million equity ounces and an aggregate land position of approximately 44,470 square miles (115,200 square kilometers). Newmont is also engaged in the production of copper, principally through its Batu Hijau operation in Indonesia.

Products

Gold

Most of our revenue comes from the sale of refined gold in the international market. The end product at our gold operations, however, is generally doré bars. Doré is an alloy consisting mostly of gold but also containing silver, copper and other metals. Doré is sent to refiners to produce bullion that meets the required market standard of 99.95% pure gold. Under the terms of refining agreements, the doré bars are refined for a fee, and our share of the refined gold and the separately-recovered silver are credited to our account or delivered to buyers. Gold sold from Batu Hijau, and a portion of the gold from Phoenix in Nevada, is contained in a concentrate.

We had consolidated sales of 7.4 million ounces of gold (5.9 million equity ounces) in 2006, 8.4 million ounces (6.5 million equity ounces) in 2005 and 8.6 million ounces (7.0 million equity ounces) in 2004. We had consolidated sales of 3.1 million ounces of gold (2.6 million equity ounces) in the six months ended June 30, 2007, and 3.7 million ounces of gold (2.8 million equity ounces) in the six months ended June 30, 2006. For 2006, 2005 and 2004, 87%, 85% and 82%, respectively, of our net revenues were attributable to gold sales. For the six months ended June 30, 2007 and June 30, 2006, 78% and 86%, respectively, of our net revenues were attributable to gold sales. Of our 2006 gold sales, approximately 36% came from Peru, 33% from Nevada, 19% from Australia/New Zealand and 6% from Indonesia. Of our gold sales in the six months ended June 30, 2007, approximately 25% came from Peru, 35% from Nevada, 22% from Australia/New Zealand, 8% from Africa and 6% from Indonesia. References in this prospectus supplement to “equity ounces” or “equity pounds” mean that portion of gold or copper produced, sold or included in proven and probable reserves that is attributable to our ownership or economic interest.

Copper

We had consolidated sales of 435 million pounds of copper (230 million equity pounds) in 2006, 573 million pounds (303 million equity pounds) in 2005 and 683 million pounds (379 million equity pounds) in 2004. We had consolidated sales of 188 million pounds of copper (96 million equity pounds) in the six months ended June 30, 2007, and 198 million pounds of copper (105 million equity pounds) in the six months ended June 30, 2006. For 2006, 2005 and 2004, 13%, 15% and 18%, respectively, of our net revenues were attributable to copper sales. For the six months ended June 30, 2007 and June 30, 2006, 22% and 14%, respectively, of our net revenues were attributable to copper sales. As a result of the minority shareholder repaying a loan in May 2007, Newmont now has a 45% economic and ownership interest in the Batu Hijau operation in Indonesia, which began production in 1999. Production at Batu Hijau is in the form of a copper/gold concentrate that is sold to smelters for further treatment and refining.

Recent developments

Proposed Acquisition of Miramar Mining Corporation

On October 8, 2007, we announced that we and Miramar Mining Corporation have entered into a definitive support agreement that provides for the acquisition by us, with the unanimous support of the Miramar board of directors, of all the outstanding common shares of Miramar for CDN$6.25 cash per common share. The acquisition will be effected through a take-over bid, the full details of which will be contained in our take-over bid circular, which is expected to be mailed to Miramar shareholders by the end of October. The transaction values Miramar at approximately CDN$1.5 billion on a fully-diluted basis. We currently own an approximate 15% interest (calculated on a fully diluted basis) in Miramar, which we acquired in 2005.

The board of directors of Miramar has unanimously determined that the offer to be made by us is fair and that it will recommend that shareholders tender to our offer. In addition, all of the directors and senior officers of Miramar have entered into written agreements to accept our offer and to tender shares that they own or over which they exercise direction or control to our offer.

Our obligation to acquire shares pursuant to our offer will be subject to certain customary conditions, including there having been validly deposited at the expiry of the offer a number of common shares of Miramar that, together with the common shares held by us and our affiliates, constitutes at least 66 2 /3% of the common shares of Miramar then outstanding on a fully-diluted basis (disregarding shares that may be acquired by us pursuant to warrants that we own).

Enhanced Financing Capacity

On October 8, 2007, we also announced that we enhanced our existing financing capacity with a US$1.3 billion underwritten financing commitment from JPMorgan and Citi that is in addition to approximately US$1.5 billion in available capacity under our current revolving credit facility.

Financial Statement Reclassifications

On October 15, 2007, we reclassified and refiled certain financial information to conform to the second quarter 2007 presentation. During June 2007, our board of directors approved a plan to cease Merchant Banking activities. Merchant Banking previously provided advisory services to assist in managing our portfolio of operating and property interests. Merchant Banking was also engaged in developing value optimization strategies for operating, royalty and non-operating assets, business development activities, merger and acquisition analysis and negotiations, monetizing inactive exploration properties, capitalizing on proprietary technology and know-how and acting as an internal resource for other corporate groups to improve and maximize business outcomes. We have decided to dispose of our royalty portfolio and a portion of our existing equity investments within the next twelve months and will not make further investments in equity securities that do not support our core mining business. The most significant reclassifications were to reclassify the balance sheet amounts and the income statement results from the historical presentation to Assets and Liabilities of operations held for sale on the Consolidated Balance Sheets and to Income from discontinued operations in the Consolidated Statements of Income for all periods presented. The Consolidated Statements of Cash Flows have been reclassified for assets held for sale and discontinued operations for all periods presented.

Proposed FSP No. APB 14-a

On September 5, 2007, the FASB published Proposed FSP No. APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.” The proposed FSP applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by APB 14. Therefore, the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. If the proposed FSP were to be adopted, we estimate that approximately $300 million of debt discount would be recorded and the effective interest rate would increase by approximately 5% for the non-cash amortization of the debt discount.

The notes

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of notes.” For purposes of this summary and the “Description of notes,” references to “Newmont,” “issuer,” “we,” “our” and “us” refer only to Newmont Mining Corporation and not to its subsidiaries.

Issuer	Newmont Mining Corporation, a Delaware corporation.

Notes	$575,000,000 principal amount of 1.250% Convertible Senior Notes due 2014.

$575,000,000 principal amount of 1.625% Convertible Senior Notes due 2017.

Issue date	July 17, 2007.

Maturity	July 15, 2014, in the case of the 2014 notes, and July 15, 2017, in the case of the 2017 notes, in each case, unless earlier repurchased or converted.

Interest

1.250% per year, with respect to the 2014 notes, and 1.625% per year, with respect to the 2017 notes, in each case payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2008.

Conversion rights

Prior to June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, holders may convert their notes into cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, at the applicable conversion rate under the following circumstances:

•

during any fiscal quarter commencing after September 30, 2007 if the last reported sale price of our common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•

during the five business day period after any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of notes of the applicable series was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate; or

•	upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights.”

On or after June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, holders may convert their notes at any time prior to the close of business on the third scheduled trading day immediately preceding the applicable maturity date, regardless of the foregoing circumstances.

The initial conversion rate for the notes is 21.6417 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $46.21 per share, subject to adjustment.

Upon conversion, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value calculated on a proportionate basis for each trading day of the 25 trading-day observation period. See “Description of notes—Conversion rights—Payment upon conversion.” If holders elect to convert notes in connection with certain corporate transactions that occur on or prior to maturity of the notes, we will increase the conversion rate by a number of additional shares of our common stock upon conversion.

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and our common stock, if any, delivered to holders upon conversion.

Covenants

Neither we nor any of our subsidiaries are subject to any financial covenants under the indentures governing the notes. In addition, neither we nor any of our subsidiaries are restricted under the indentures from incurring debt, paying dividends or issuing or repurchasing our securities.

Fundamental change

If we undergo a fundamental change (as defined under “Description of notes—Fundamental change permits holders to require us to purchase notes”), holders may require us to repurchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest up to, but excluding, the repurchase date. We will pay cash for all notes so repurchased.

Events of default

If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking

The notes are our general unsecured obligations that rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes and equally in right of payment with all of our existing and future unsecured indebtedness and liabilities that are not so subordinated. The notes effectively rank junior to any secured indebtedness of Newmont to the extent of the value of the assets securing such indebtedness, and are effectively subordinated to all debt and other liabilities of our non-guarantor subsidiaries.

As of June 30, 2007, our total consolidated indebtedness was approximately $2.7 billion. Approximately $795 million of that amount was indebtedness to third parties of our non-guarantor subsidiaries, which is structurally senior to the notes because it consists of obligations at the subsidiary level.

Subsidiary guarantees

Each series of the notes is guaranteed on a senior unsecured basis by our subsidiary Newmont USA Limited. The guarantees will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont. See “Description of notes—Subsidiary guarantees of Newmont USA Limited.”

The guarantees are general unsecured senior obligations of Newmont USA Limited and rank equal in right of payment to all of Newmont USA Limited’s existing and future senior unsecured indebtedness and senior in right of payment to all of Newmont USA Limited’s future subordinated indebtedness. The guarantees effectively rank junior to any secured indebtedness of Newmont USA Limited to the extent of the value of the assets securing such indebtedness.

Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed under “Where you can find more information” in the accompanying prospectus

As of June 30, 2007, Newmont USA Limited had approximately $2.5 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $1,407 million of guarantees of indebtedness of Newmont, and approximately $452 million of its own debt, approximately $235 million of which is secured. The remaining debt of approximately $675 million is non-recourse debt of subsidiary companies.

Sinking fund	None.

Optional redemption	The notes may not be redeemed prior to maturity.

Registration rights

Pursuant to the registration rights agreement we entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC relating to the resale of the notes and common stock issuable upon conversion of the notes. We have agreed in the registration rights agreement to use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

•	the date when all securities covered by the registration statement have been sold;

•	the expiration of the period referred in Rule 144(k) under the Securities Act with respect to notes or shares held by non-affiliates of Newmont, or any successor provision; and

•	the date that is two years after the effective date of the registration statement.

We may suspend the use of the registration statement to resell notes or shares of common stock issuable upon conversion of the notes for reasons relating to pending corporate developments, public filings or other events.

Subject to certain exceptions, we will be required to pay the holders of notes special interest on the notes if we fail to keep the registration statement effective during the periods described above. See “Description of notes—Registration rights.”

Use of proceeds

The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes and common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

Book-entry form

The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes

Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes of either series on any securities exchange. Furthermore, we can provide no assurances as to the liquidity of, or trading market for, the notes.

New York Stock Exchange symbol for our common stock	Our common stock is quoted on the New York Stock Exchange under the symbol “NEM.”

United States federal income tax consequences

For the United States federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our capital stock, see “Certain United States federal income tax considerations.”

Trustee, paying agent and conversion agent	The Bank of New York Trust Company, N.A.

Risk factors

Investment in the notes and the common stock issuable upon conversion of the notes involves risk. You should carefully consider the information under the section titled “Risk factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in the securities offered by this prospectus supplement.

Risk factors

You should carefully consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2006, as updated and supplemented by the discussion below, before making an investment decision. The risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2006, as updated and supplemented by the discussion below, are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the described risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement.

The risks described below update and supplement the risks described in our Annual Report on Form 10-K for the year ended December 31, 2006, which are incorporated into this prospectus supplement by reference. Prospective investors in the notes are encouraged to carefully consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2006, as updated and supplemented by the discussion below, before making an investment decision.

Risks related to our business

Our operations outside North America and Australia/New Zealand are subject to risks of doing business abroad.

Exploration, development and production activities outside of North America and Australia/New Zealand are potentially subject to political and economic risks, including:

•	cancellation or renegotiation of contracts;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

•	changes in foreign laws or regulations;

•	royalty and tax increases or claims by governmental entities, including retroactive claims;

•	expropriation or nationalization of property;

•	currency fluctuations (particularly in countries with high inflation);

•	foreign exchange controls;

•

restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, or on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•	import and export regulations, including restrictions on the export of gold;

•	restrictions on the ability to pay dividends offshore;

•	risk of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism;

•	risk of loss due to disease and other potential endemic health issues; and

•	other risks arising out of foreign sovereignty over the areas in which our operations are conducted, including risks inherent in contracts with government owned entities.

Consequently, our exploration, development and production activities outside of North America and Australia/New Zealand may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, if a dispute arises from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia, which could adversely affect the outcome of a dispute.

We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership, and the secession of East Timor, one of its former provinces. These factors heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, denial of permits or permit renewals or expropriation of assets. During 2006, the government purported to designate the land surrounding Batu Hijau as a protection forest, which could make operating permits more difficult to obtain. Our financial condition and results of operations could be materially adversely affected if any of these actions occur.

During the last several years, Yanacocha, in which Newmont owns a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the City of Cajamarca in Peru. In 2004, local opposition to the Cerro Quilish project became so pronounced that Yanacocha decided to relinquish its drilling permit for Cerro Quilish and the deposit was reclassified from proven and probable reserves to non-reserve mineralization. In 2005, no material roadblocks or protests occurred involving Yanacocha. However, in 2006 a road blockade was carried out by members of the Combayo community. This blockade resulted in a brief cessation of mining activities. We cannot predict whether similar or more significant incidents will occur in the future, and the recurrence of significant community opposition or protests could adversely affect Yanacocha’s assets and operations.

Presidential, congressional and regional elections took place in Peru in 2006, with the new national government taking office in July 2006. In December 2006, Yanacocha, along with other mining companies in Peru, entered into an agreement with the central government to contribute 3.75% of net profits to fund social development projects. Although the current government has generally taken positions promoting private investment, we cannot predict future government positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. A change in government positions on these issues could adversely affect Yanacocha’s assets and operations.

Recent violence committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan, may increase the risk that operations owned by U.S. companies will be the target of violence. If any of our operations were so targeted it could have an adverse effect on our business.

Our success may depend on our social and environmental performance.

Our ability to operate successfully in communities around the world will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the health and safety of our employees, the protection of the environment, and the creation of long-term economic and social opportunities in the communities in which we operate. We have implemented a management system designed to promote continuous improvement in health and safety, environmental performance and community relations. However, our ability to operate could be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Remediation costs for environmental liabilities may exceed the provisions we have made.

We have conducted extensive remediation work at two inactive sites in the United States. At one of these sites, remediation requirements have not been finally determined, and, therefore, the final cost cannot be determined. At a third site in the United States, an inactive uranium mine and mill formerly operated by a subsidiary of Newmont, remediation work at the mill is ongoing, but remediation at the mine is subject to dispute and has not yet commenced. The environmental standards that may ultimately be imposed at this site remain uncertain and there is a risk that the costs of remediation may exceed the provision that has been made for such remediation by a material amount.

Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce net income in that period.

Currency fluctuations may affect costs.

Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the costs of gold production in U.S. dollar terms at mines located outside the United States.

The foreign currency that primarily impacts our results of operations is the Australian dollar. We estimate that every $0.01 increase in U.S. dollar / Australian dollar exchange rate increases the U.S. dollar costs applicable to sales by approximately $4 to $5 for each ounce of gold produced in Australia. During the first half of 2007, the Australian dollar appreciated by approximately $0.06 per U.S. dollar, or approximately 7.5%.

Future funding requirements may affect our business.

The construction of the Boddington project in Australia, the 200 megawatt coal-fired power plant in Nevada, and the gold mill at Yanacocha in Peru, as well as potential future investments in the Akyem project in Ghana and the Conga project in Peru, will require significant funds for capital expenditures. At current gold and copper prices, new sources of capital will be needed to meet the funding requirements of these investments, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold and copper prices and our operational performance, among other factors. In the event of lower gold and copper prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities and pay dividends could be significantly constrained.

Our interest in the Batu Hijau operation in Indonesia may be reduced under the Contract of Work.

Under the Contract of Work with the Indonesian government, beginning in 2005 and continuing through 2010, a portion of each foreign shareholder’s equity interest in the Batu Hijau operation must be offered for sale to the Indonesian government or to Indonesian nationals. The government of Indonesia must approve any sale. The price at which such interest must be offered for sale is the highest of the then-current replacement cost, the price at which shares would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest as a going concern. Pursuant to this provision of the Contract of Work, it is possible that the ownership interest of the Newmont/Sumitomo partnership in Batu Hijau could be reduced to 49% by the end of 2010. In accordance with the Contract of Work, an offer to sell a 3% interest was made to the government of Indonesia in 2006 and an offer for an additional 7% interest was made in 2007. While the central government declined to participate in the offer, local governments in the area in which the mine is located have expressed interest in acquiring shares, as have various Indonesian nationals. A company owned by an Indonesian national currently owns a 20% interest in Batu Hijau. The Newmont/Sumitomo partnership continues discussions to meet its divestiture obligations.

Costs estimates and timing of new projects are uncertain.

The capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. There are a number of factors that can affect costs and construction schedules, including, among others:

•	availability of labor, power, transportation, commodities and infrastructure;

•	increases in input commodity prices and labor costs;

•	fluctuations in exchange rates;

•	availability of financing;

•	difficulty of estimating construction costs over a period of years; and

•	delays in obtaining environmental or other government permits.

Our operations may be adversely affected by power shortages.

We have experienced power shortages in Ghana resulting from a nationwide drought and lack of hydroelectric generating capacity. Power shortages have caused curtailment of production at our Ahafo operations. Alternative sources of power will result in higher than anticipated costs, which will affect operating costs. Continued power shortages and increased costs may adversely affect our results of operations and financial condition.

Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

We maintain insurance policies that mitigate against certain risks related to our operations. This insurance is maintained in amounts that we believe are reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crises are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation and a unilateral modification of concessions and contracts. We do not maintain insurance policies against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

Our business depends on good relations with our employees.

Due to union activities or other employee actions, we could experience labor disputes, work stoppages or other disruptions in production that could adversely affect us. As of December 31, 2006, unions represented approximately 38% of our worldwide work force. Currently, there are labor agreements in effect for all of these workers. We may be unable to resolve any future disputes without disruptions to operations.

Title to some of our properties may be defective or challenged.

Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, certain of our Australian properties could be subject to native title or traditional landowner claims, but such claims would not deprive us of the properties.

We compete with other mining companies.

We compete with other mining companies to attract and retain key executives, skilled labor and other employees with technical skills and experience in the mining industry. We also compete with other mining companies for rights to mine properties containing gold and other minerals. We may be unable to continue to attract and retain skilled and experienced employees, or to acquire additional rights to mine properties.

Certain factors outside of our control may affect our ability to support the carrying value of goodwill.

As of December 31, 2006, the carrying value of goodwill was approximately $3,004 million or 19% of our total assets. Goodwill was assigned to our Merchant Banking ($1,661 million) and Exploration ($1,129 million) Segments, and to various mine site reporting units in the Australia/New Zealand Segment ($214 million). This goodwill primarily arose in connection with our February 2002 acquisitions of Normandy and Franco-Nevada, and it represents the excess of the aggregate purchase price over the fair value of the identifiable net assets of Normandy and Franco-Nevada. We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the estimated fair value of our reporting units to their carrying values.

Based on valuations of the Merchant Banking and Exploration Segments, we concluded that the estimated fair values significantly exceeded the respective carrying values as of December 31, 2006. In June 2007, we adopted a plan to discontinue our Merchant Banking Segment. Specifically, we decided to dispose of a portion of our existing equity investments and not to make further investments in equity securities that do not support our core mining business, and to dispose of our existing royalty portfolio. As a result of this decision, the carrying value of Merchant Banking Segment goodwill was impaired and we recognized a $1,665 million non-cash impairment charge as part of discontinued operations in our statement of consolidated income (loss) for the three-month period ended June 30, 2007.

The fair value of the Exploration Segment is based, in part, on certain factors that may be partially or completely outside of our control, such as the investing environment, the legal and regulatory and political environments in countries where we operate and explore, the successful discovery, development and production of proven and probable reserves, commodity and labor prices, and other factors. In addition, certain of the assumptions underlying the December 31, 2006 Exploration Segment valuation may not be easily achieved by us.

We continue to assign significant value to the Exploration Segment. The Exploration Segment’s valuation model attributes all cash flows expected to be derived from future exploration discoveries, whether near-mine or greenfield, to the Exploration Segment. Therefore, the valuation model includes all expected value from future discoveries, including existing and future mine site reporting units. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The value beyond proven and probable reserves (which uses the same valuation concepts as required by EITF 04-03, Mining Assets: Impairment and Business Combinations) relating to mine site reporting units is excluded when determining the fair value of the Exploration Segment, if any, at acquisition and, subsequently, in determining whether the assets are impaired. The valuation model includes management’s best estimates of future reserve additions from exploration activities and all revenues and costs associated with their discovery, development and production. Historical proven and probable reserve additions, excluding acquisitions, are used as an indicator of the Exploration Segment’s ability to discover additional reserves in the future. Actual reserve additions may vary significantly from year to year due to the time required to advance a deposit from initial discovery to proven and probable reserves and based on the timing of when proven and probable reserves can be reported under the Securities and Exchange Commission Industry Guide 7. The valuation model assumes that we will be able to perpetually develop and produce the assumed additions to proven and probable reserves from future discoveries at existing or new mine site reporting units. These estimates assume that we will continue to find reserves of sufficient size and quality to meet our operational and return thresholds in increasing quantities in perpetuity. Future discoveries could become increasingly difficult to locate, and even if we find reserves in a sufficient quality and size, they may consist of a larger number of smaller deposits that could be more costly to develop and/or operate than historically experienced. The development and production of reserves will eventually lead to the depletion of existing mine site reporting units and require the perpetual development of new mines in increasing quantities through successful greenfield exploration. A reduction in reserves or a lower than expected increase in reserve additions, or a greater than expected increase in operating or capital costs, may negatively impact the value of the Exploration Segment and may result in the impairment of the Exploration Segment’s goodwill. Based on the period required to advance projects from initial discovery to production, the valuation model has negative net cash flows for approximately the first 10 years and more than 100% of the fair value of the Exploration Segment is attributable to its terminal value.

Subsequent to the business combinations for which value beyond proven and probable reserves were recorded, EITF 04-03, Mining Assets: Impairment and Business Combinations, was issued and requires that value beyond proven and probable reserves be allocated to mining assets. We defined value beyond proven and probable reserves as the value of known mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base that is measured based on extrapolation of known exploration information, to the extent that we believe a market participant would include such value in determining the fair value of the assets. Our interpretation of value beyond proven and probable reserves may differ from that of other mining industry companies and may result in a different allocation of values at the time of acquisition and subsequent impairment analysis. If value beyond proven and probable reserves was interpreted to include value in excess of our determination, such values would be considered tangible mineral interests and therefore reduce the implied fair value of goodwill. Under such an interpretation, if the carrying value of the Exploration Segment exceeds its estimated fair value (Step 1), we would compare the implied fair value of goodwill to its carrying amount and write-off any excess carrying amount over the implied fair value (Step 2) resulting in an impairment loss in the financial statements. We have not been required to perform Step 2 of the goodwill impairment test for the Exploration Segment.

Our approach to managing the exploration aspect of our business separate from the day to day operations of our mine site reporting units may differ from the approach taken by other companies in the mining industry. Other mining companies may integrate the exploration function with their mine site reporting units, allocating residual goodwill to these units. Absent our Exploration Segment’s success and reporting structure, we may have reached a similar conclusion regarding the goodwill allocation. As a result of these potential differences, our financial position and results of operations may not be comparable to those of other entities in the mining industry.

Based on valuations of various mine site reporting units in the Australia/New Zealand Segment, we concluded that the estimated fair values exceeded the respective carrying values as of December 31, 2006. We concluded that the estimated fair value of the Nevada Segment did not support the carrying value as of December 31, 2005 and recorded a $41 million goodwill impairment charge. The impairment resulted from a reevaluation of life of mine plans that indicated higher future operating and capital costs. In 2004, we recorded goodwill and long-lived assets impairment charges of $52 million and $6 million, respectively, relating to the Pajingo reporting unit in the Australia/New Zealand Segment. Our fair value estimates are based on numerous assumptions and it is possible that actual fair value could be significantly different than these estimates, as future quantities of recoverable minerals, gold and other commodity prices, production levels, operating costs and capital costs are each subject to significant risks and uncertainties.

In the absence of any mitigating valuation factors, our failure to achieve one or more of the December 31, 2006 valuation assumptions may over time result in an additional impairment charge. Accordingly, it is possible that significant non-cash impairment charges may be recorded in the future due to possible declines in the fair values of our reporting units.

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit our ability to obtain the future tax benefits represented by our deferred tax assets. As of June 30, 2007, our current and long-term deferred tax assets were $138 million and $675 million, respectively.

Returns for investments in pension plans are uncertain.

We maintain pension plans for employees, which provide for specified payments after retirement for certain employees. The ability of the pension plans to provide the specified benefits depends on our funding of the plans and returns on investments made by the plans. Returns, if any, on investments are subject to fluctuations based on investment choices and market conditions. A sustained period of low returns or losses on investments could require us to fund the pension plans to a greater extent than anticipated.

Risks related to the mining industry generally

A substantial or extended decline in gold or copper prices would have a material adverse effect on Newmont.

Our business is dependent on the realized price of gold and copper, which are affected by numerous factors beyond our control. Factors tending to put downward pressure on prices include:

•	sales or leasing of gold by governments and central banks;

•	U.S. dollar strength;

•	recession or reduced economic activity;

•	speculative selling;

•	decreased industrial, jewelry or investment demand;

•	increased supply from production, disinvestment and scrap;

•	sales by producers in forward and other hedging transactions; and

•	devaluing local currencies (relative to gold and copper priced in U.S. dollars) leading to lower production costs and higher production in certain regions.

Any drop in the realized price of gold or copper adversely impacts our revenues, net income and cash flows, particularly in light of our philosophy of generally avoiding gold hedging. We have recorded asset write-downs during periods of low gold prices in the past and may experience additional impairments as a result of low gold or copper prices in the future.

In addition, sustained low gold or copper prices can:

•	reduce revenues further through production declines due to cessation of the mining of deposits, or portions of deposits, that have become uneconomic at the then-prevailing gold or copper price;

•	reduce or eliminate the profit that we currently expect from long-term ore stockpiles;

•	halt or delay the development of new projects;

•	reduce funds available for exploration, with the result that depleted reserves may not be replaced; and

•	reduce existing reserves by removing ores from reserves that can no longer be economically processed at prevailing prices.

These risks are described further in our Annual Report on Form 10-K for the year ended December 31, 2006 under “Business.”

Gold and copper producers must continually replace reserves depleted by production.

Gold and copper producers must continually replace reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for producers to maintain production levels over the long term. Exploration is highly speculative in nature, involves many risks and frequently is unproductive. Our new or ongoing exploration programs may not result in new mineral producing operations. Once mineralization is discovered, it will likely take many years from the initial phases of exploration until production is possible, during which time the economic feasibility of production may change.

Estimates of proven and probable reserves are uncertain.

Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other exploration techniques. Producers use feasibility studies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of exploration before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

Increased costs could affect profitability.

Costs at any particular mining location frequently are subject to variation due to a number of factors, such as changing ore grade, changing metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities, such as fuel, electricity and labor. Commodity costs are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. Reported costs may also be affected by changes in accounting standards. A material increase in costs at any significant location could have a significant effect on our profitability and cash flow.

We anticipate significant capital expenditures over the next several years in connection with the development of new projects and sustaining existing operations. Costs associated with capital expenditures have escalated on an industry-wide basis over the last several years, as a result of major factors beyond our control, including the prices of oil, steel and other commodities. Increased costs for capital expenditures have an adverse effect on the profitability of existing mining operations and returns anticipated from new mining projects.

Shortages of critical parts, equipment and skilled labor may adversely affect our operations and development projects.

The industry has been impacted by increased worldwide demand for critical resources such as input commodities, drilling equipment, tires and skilled labor. These shortages have caused unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules.

Mining accidents or other adverse events or conditions at a mining location could reduce our production levels.

At any of our operations, production may fall below historic or estimated levels as a result of mining accidents such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected. On June 19, 2007, ground subsidence occurred in an area of our underground Midas Mine, located in Nevada, resulting in an employee fatality. State and federal mine safety regulators have ordered the mine to remain closed pending further review and investigation. At this time, we cannot reasonably predict when the mine will be reopened.

Mining companies are subject to extensive environmental laws and regulations.

Our exploration, mining and processing operations are regulated in all countries in which we operate under various federal, state, provincial and local laws relating to the protection of the environment, which generally include air and water quality, hazardous waste management and reclamation. Delays in obtaining, or failure to obtain, government permits and approvals may adversely impact our operations. The regulatory environment in which we operate could change in ways that would substantially increase costs to achieve compliance, or otherwise could have a material adverse effect on our operations or financial position.

Risks related to the notes and our common stock

The notes and the guarantees are effectively subordinated to all of our existing and future secured debt and to all existing and future liabilities of our subsidiaries other than Newmont USA Limited. This may affect your ability to receive payments on the notes.

The notes are general unsecured obligations of Newmont and only one of our subsidiaries, Newmont USA Limited, has guaranteed our obligations under the notes. The guarantees of Newmont USA Limited will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont. See “Description of notes—Subsidiary guarantees of Newmont USA Limited.” None of our other subsidiaries have guaranteed our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to claims of our secured creditors as well as to the liabilities of our non-guarantor subsidiaries, and the subsidiary guarantees are effectively subordinated to the claims of the secured creditors of Newmont USA Limited.

We currently conduct a significant portion of our operations through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have significant liabilities. As of June 30, 2007, our non-guarantor subsidiaries had indebtedness to third parties of approximately $795 million, and additional liabilities, including substantial liabilities to trade creditors. Except for Newmont USA Limited, our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our right to receive any assets of any of our non-guarantor subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, is effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we or our subsidiaries may incur. As of June 30, 2007, approximately $235 million of Newmont USA Limited’s indebtedness was secured debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the initial private placement of the notes, we entered into convertible note hedge transactions with certain of the initial purchasers or their affiliates and other financial institutions. These transactions are expected to reduce the potential dilution upon conversion of the notes. We also entered into warrant transactions with certain of the initial purchasers or their affiliates and other financial institutions to offset to some extent the cost of the convertible note hedge transactions. The warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. We used approximately $366.0 million of the net proceeds from the private offering of the notes to pay the cost of the convertible note hedge transactions, which was partially offset by approximately $248.4 million that we received from the warrant transactions.

In connection with establishing their initial hedge of these transactions, the counterparties to the convertible note hedge transactions and the warrant transactions, or their affiliates, entered into various over-the-counter derivative transactions with respect to our common stock and purchased our common stock in secondary market transactions concurrently with, or after, the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

In addition, such counterparties or their affiliates may modify their hedge positions by entering into or unwinding various over-the-counter derivatives transactions with respect to our common stock and by selling or purchasing our common stock in secondary market transactions following the pricing of the notes (including during any observation period related to the conversion of the notes) which could adversely impact the price of our common stock and of the notes. In addition, we will exercise options we hold under these convertible note hedge transactions whenever notes are converted. We expect that in order to unwind their hedge positions with respect to those exercised options, during the conversion observation periods, the counterparties to the convertible note hedge transactions or their affiliates will sell shares of our common stock in secondary market transactions or unwind over-the-counter derivative transactions with respect to our common stock, which may reduce the value of the notes being converted. We expect that the effect of these actions would be magnified if we settle a conversion of notes entirely in cash.

The effect, if any, of any of these hedge modification transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time. Any of these purchasing activities could have the effect of increasing or preventing a decline in the value of our common stock and the value of the notes, and any of these selling activities could adversely affect the value of our common stock and the value of the notes and, in each case could affect as a result, the number and value of the shares of our common stock holders will receive upon conversion of the notes.

The notes do not contain restrictive covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

The indentures governing the notes do not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

An active trading market for the notes may not develop.

On July 17, 2007, we issued the notes to the initial purchasers in a private placement. The initial purchasers then sold the notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The notes are new issues of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes of either series. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes of either series on a securities exchange. The notes currently trade on the Nasdaq National Market’s screen-based automated trading system known as PORTAL. Notes sold by means of this prospectus supplement will not remain eligible for trading on the PORTAL Market.

The initial purchasers are not obligated to make a market in the notes. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as the market makers for the notes, there may be no other firm or person that will make a market in the notes.

The liquidity of any market for the notes of either series will depend upon the number of holders of the notes of that series, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes of that series and other factors. An active or liquid trading market for the notes of either series may not develop.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold, the trading price of the notes falling below a specified percentage of the product of the closing price of the common stock and the applicable conversion rate or the occurrence of specified corporate transactions. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied, the trading price of the notes does not fall below the specified percentage and the other specified corporate transactions that would permit a holder to convert notes do not occur, holders would not be able to convert notes except during the 45-day period prior to the applicable maturity date.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Future sales of our common stock in the public market or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indentures governing the notes.

Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of notes.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. In addition, upon conversion of the notes, we will be required to make cash payments to the holders of the notes equal to the lesser of the principal amount of the notes being converted and the conversion value of those notes as described under “Description of notes—Conversion rights—Payment upon conversion.” Such payments could be significant, and we may not have sufficient funds to make them at such time.

A fundamental change may also constitute an event of default or require a prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes or pay cash in respect of conversions when required would result in an event of default with respect to the notes.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of notes—Conversion rights—Payment upon conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

We will generally deliver the cash and, if applicable, shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock) issuable upon conversion on the third business day immediately following the last day of the observation period, which will (other than in the specified period immediately prior to maturity of the notes) generally be at least 30 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the observation period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified observation period, and you may receive less proceeds than expected.

Generally, we will satisfy our conversion obligation to holders by paying a settlement amount in cash and shares of our common stock (or, at our election, cash or any combination of cash and shares of our common stock), if any, based upon a 25 trading-day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock than would be implied by the conversion value of the note as of the conversion date (as defined under “Description of notes—Conversion rights—Conversion procedures”). In addition, because of the 25 trading-day observation period, settlement generally will be delayed until at the least the 30th trading day following the related conversion date. See “Description of notes—Conversion rights—Conversion procedures.” Upon conversion of the notes, you may receive consideration worth less than the conversion value of the note as of the conversion date because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the end of the observation period.

Our failure to convert the notes into cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, upon exercise of a holder’s conversion right in accordance with the provisions of the indentures would constitute a default under the indentures. In addition, a default under the indentures could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

In addition, in connection with the convertible bond hedge transaction, we intend to exercise options thereunder whenever notes are converted. In order to unwind their hedge positions with respect to those exercised options, the option counterparties and/or their respective affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period for the converted notes. These sales may adversely affect the value of our common stock and, as a result, the conversion value you receive for your converted notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of common stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.”

However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Adjustments to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $145.00 per share or less than $40.18 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 24.8880 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has an investment grade rating, but there can be no assurances that any rating assigned will remain for any given period of time or that a rating will not be lowered, including to below investment grade, or withdrawn entirely by a rating agency, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Our debt securities are on negative outlook (Standard & Poor’s Ratings Service and Moody’s Investor Services) as a result of cost pressures and our need for development capital. After we announced our intention to acquire Miramar Mining Corporation on October 8, 2007, Standard & Poor’s and Moody’s placed our debt securities under review for possible downgrade. If our ratings are lowered or withdrawn, that may result in higher borrowing costs. In addition, because there is a reduced pool of potential purchasers for debt with ratings that are not investment grade, a reduction in the ratings of our debt to below investment grade or the withdrawal of those ratings could limit financial flexibility and reduce our access to capital as certain investors would not be able to purchase or hold our debt securities.

The subsidiary guarantees could be voided if they constitute a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on the subsidiary guarantor to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the subsidiary guarantee with respect to one or both series of the notes, the holders of the applicable series would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The subsidiary guarantee for each series of the notes contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The U.S. federal income tax treatment of the conversion of the notes is uncertain.

The U.S. federal income tax treatment of the conversion of the notes into a combination of cash and common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock) is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock). A summary of certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes, and the shares of common stock into which the notes may be converted, is contained in this prospectus supplement under the heading “Certain United States federal income tax considerations.”

You may be deemed to receive a taxable distribution without the receipt of any cash or property.

The conversion rate of the notes will be adjusted in certain circumstances. See the discussion under the heading “Description of notes—Conversion rights—Conversion rate adjustments.” Adjustments to the conversion rate of the notes (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution of cash or property. In addition, you may be subject to U.S. federal withholding taxes in connection with such a deemed distribution. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate of the notes, we may, at our option and pursuant to certain provisions of the indentures, set-off such payments against payments of cash and common stock on the notes. You are urged to consult with your tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to (or failure to adjust) the conversion rate of the notes. See the discussions under the headings “Certain United States federal income tax considerations—Consequences to U.S. holders—Constructive distributions” and “Certain United States federal income tax considerations—Consequences to non-U.S. holders—Dividends and constructive distributions.”

Non-U.S. holders may be subject to U.S. taxation, and purchasers may be required to withhold certain amounts, under the Foreign Investment in Real Property Tax Act.

We may have been, may currently be or may become a “U.S. real property holding corporation” for U.S. federal income tax purposes. As a result, under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act, non-U.S. holders of the notes or common stock may be subject to U.S. federal withholding tax or U.S. federal income tax, or both, in respect of certain payments made or deemed made in respect of the notes or common stock and purchasers may be required to withhold certain amounts upon the acquisition of notes or common stock. Non-U.S. holders and prospective purchasers are urged to consult with their tax advisors with respect to the U.S. federal income tax consequences that may arise if we were, currently are or were to become a U.S. real property holding corporation. See the discussion under the heading “Certain United States federal income tax considerations—Consequences to non-U.S. holders—Foreign Investment in Real Property Tax Act.”

Our certificate of incorporation and by-laws include anti-takeover provisions that may enable our management to resist an unwelcome takeover attempt by a third party.

Our organizational documents and Delaware law contain provisions that might discourage, delay or prevent a change in the control of our company or a change in our management. Our board of directors may also choose to adopt further anti-takeover measures without stockholder approval. The existence and adoption of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Use of proceeds

The selling securityholders will receive all of the proceeds from the sale under this prospectus supplement of the notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

Description of notes

We issued the 2014 notes and the 2017 notes under separate indentures dated as of July 17, 2007 (the “indentures”) among itself, Newmont USA Limited, as subsidiary guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The terms of the notes of each series include those expressly set forth in the applicable indenture and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Although, for convenience, the 2014 notes and the 2017 notes are referred to as the “notes,” the 2014 notes and the 2017 notes were issued each as a separate series and do not together have any class voting or other rights. All references in this description of notes to the notes and to holders of the notes mean (i) in the case of the 2014 notes, the 2014 notes and the holders of the 2014 notes and (ii) in the case of the 2017 notes, the 2017 notes and the holders of the 2017 notes. All references in this “Description of notes” to the indentures mean, with respect to the 2014 notes, the indenture governing the 2014 notes, and with respect to the 2017 notes, the indenture governing the 2017 notes. We entered into a registration rights agreement, dated as of July 17, 2007, with the initial purchasers pursuant to which we filed a shelf registration statement with the SEC, of which this prospectus supplement and the accompanying prospectus is a part, covering resale of the notes, as well as the shares of our common stock issuable upon conversion of the notes. The description of notes in this Prospectus Supplement supersedes, in its entirety, the description of debt securities in the accompanying prospectus.

The indentures, including forms of the notes, were filed as exhibits to our quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC and incorporated herein by reference. You may request copies of the indentures and the registration rights agreement from us as described under “Where you can find more information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes, the indentures and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indentures, including the definitions of certain terms used in the indentures, and to all of the provisions of the registration rights agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Newmont Mining Corporation and do not include any of our current or future subsidiaries.

General

The notes:

•	are our general unsecured obligations;

•	rank as described in “—Ranking” below;

•	are initially limited to an aggregate principal amount of $1,150,000,000, consisting of $575,000,000 aggregate principal amount of 2014 notes and $575,000,000 aggregate principal amount of 2017 notes;

•

bear interest at a rate of 1.250% per year, in the case of the 2014 notes, and at a rate of 1.625% per year, in the case of the 2017 notes, in each case payable semiannually in arrears on January 15 and July 15 of each year, beginning January 15, 2008;

•

mature on July 15, 2014, in the case of the 2014 notes, and July 15, 2017, in the case of the 2017 notes (the “stated maturity date” of the applicable series), in either case unless earlier converted or repurchased;

•	are issued in denominations of $1,000 and integral multiples of $1,000;

•

are represented by one or more registered notes in global form for each series, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, settlement and clearance”; and

•	are unconditionally guaranteed by Newmont USA Limited, which guarantee ranks as described in “—Ranking” and “—Subsidiary guarantees of Newmont USA Limited” below.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, initially at a conversion rate of 21.6417 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $46.21 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 25 trading-day observation period as described below under “—Conversion rights—Payment upon conversion.” A holder that surrenders its notes for conversion will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indentures do not limit the amount of debt which may be issued by us or our subsidiaries under the indentures or otherwise. The indentures do not contain any financial covenants and do not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indentures do not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders of the notes of either or both series, issue additional notes of either or both series under the applicable indenture with the same terms and with the same CUSIP numbers as the notes of either of the series offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes of the related series for federal income tax purposes. We may also from time to time repurchase notes of either series in open market purchases or negotiated transactions without prior notice to the holders of the notes.

The terms of the indentures allow us to reduce or otherwise set-off against any payments made or deemed made by us to a holder in respect of the notes or common stock for any amounts we believe we are required to withhold by law. For example, non-U.S. holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. Moreover, holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to receive taxable distributions if the conversion rate of such instruments is adjusted (or not adjusted) even though such holders do not receive any actual cash or property, and U.S. holders may be subject to U.S. federal backup withholding tax and non-U.S. holders may be subject to U.S. federal withholding tax with respect to such deemed distributions. Non-U.S. holders may also be subject to U.S. federal withholding tax under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act. See generally the discussion under the heading “Certain United States federal income tax considerations.”

Prior to or upon the occurrence of any event that results in an actual or deemed payment by us to a holder in respect of the notes or common stock, the terms of the indentures allow us (or the trustee or other paying agent acting on our behalf) to request a holder to furnish any appropriate documentation that may be required in order to determine our withholding obligations under applicable law (including, without limitation, a U.S. Internal Revenue Service Form W-9, Form W-8BEN, Form W-8ECI, or any certifications prepared by us or on our behalf in order to enable us to attempt to comply with our potential withholding obligations under the “Foreign

Investment in Real Property Tax Act,” as appropriate). Upon the receipt of any such documentation, or in the event no such documentation is provided, we (or the trustee or other paying agent acting on our behalf) will withhold from any actual or deemed payments by us to a holder in respect of the notes or common stock to the extent required by applicable law. See generally the discussion under the heading “Certain United States federal income tax considerations.”

Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes of either series on any securities exchange. Furthermore, we can provide no assurances as to the liquidity of, or trading market for, the notes.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay the principal amount of certificated notes at the office or agency designated by us for that purpose. We have initially designated The Bank of New York Trust Company, N.A. as our paying agent and registrar and its agency in East Syracuse, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to each holder of notes of a series having an aggregate principal amount of $5,000,000 or less, by check mailed to such holder and (ii) to each holder of notes of a series having an aggregate principal amount of more than $5,000,000, either by check mailed to such holder or, upon application by such holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indentures. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indentures. We are not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The 2014 notes bear interest at a rate of 1.250% per year and the 2017 notes bear interest at a rate of 1.625% per year. Interest on the notes accrues from and including July 17, 2007 or from and including the most recent date on which interest has been paid or duly provided for. Interest is payable semiannually in arrears on January 15 and July 15 of each year (each such date, an “interest payment date”), beginning January 15, 2008. We will pay additional interest, if any, under the circumstances described under “—Registration rights” and, at our election, under the circumstances described under “—Events of default.”

Interest will be paid to the person in whose name a note is registered at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date (each such date, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change as defined in “—Fundamental change permits holders to require us to purchase notes”) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date would fall on a day that is not a business day, the required payment of interest (and additional interest), if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date to such next succeeding business day. If a fundamental change purchase date would fall on a day that is not a business day, we will purchase the notes on the next succeeding business day, and no interest or additional interest will accrue for the period from the earlier fundamental change purchase date to such next succeeding business day. We will pay the fundamental change purchase price promptly following the later of such next succeeding business day or the time of book-entry transfer or the delivery of the notes as described in “—Fundamental change permits holders to require us to purchase notes.” The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes are our general unsecured obligations that rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes and equally in right of payment with all of our existing and future unsecured indebtedness and liabilities that are not so subordinated. The notes are effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and are effectively subordinated to all liabilities of our non-guarantor subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the notes, the holders of our other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The subsidiary guarantees of the notes have a similar ranking with respect to secured and unsecured indebtedness and liabilities of Newmont USA Limited and its subsidiaries as the notes do with respect to secured and unsecured indebtedness and liabilities of us and our subsidiaries as well as with respect to any indebtedness expressly subordinated in right of payment to the applicable guarantee.

As of June 30, 2007, our total consolidated indebtedness was approximately $2.7 billion. After giving pro forma effect to the sale of the notes in July 2007 and the use of proceeds therefrom, our as adjusted total consolidated indebtedness would have been approximately $2.9 billion. Approximately $795 million of that amount was indebtedness to third parties of our non-guarantor subsidiaries, which is structurally senior to the notes because it consists of obligations at the subsidiary level. The notes are effectively subordinated to all debt and other liabilities of our non-guarantor subsidiaries. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay the cash fundamental change purchase price if a holder requires us to repurchase notes as described below. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Subsidiary guarantees of Newmont USA Limited

Newmont USA Limited has unconditionally guaranteed our payment obligations under the notes. Newmont USA Limited’s subsidiary guarantees are general unsecured obligations of Newmont USA Limited that rank senior in right of payment to any of its future indebtedness that is expressly subordinated in right of payment to the subsidiary guarantees, and equally in right of payment with all existing and future unsecured indebtedness and liabilities of Newmont USA Limited that are not so subordinated. Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed in “Where you can find more information” in the accompanying prospectus. As of June 30, 2007, Newmont USA Limited had approximately $2.5 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $1,407 million of guarantees of indebtedness of Newmont, and approximately $452 million of its own debt, approximately $235 million of which is secured. The remaining debt of approximately $675 million is non-recourse debt of subsidiary companies. Newmont USA Limited’s subsidiary guarantees of the notes are effectively subordinated to all secured debt of Newmont USA Limited to the extent of the value of the assets securing such indebtedness, and are effectively subordinated to all liabilities of Newmont USA Limited’s subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of Newmont USA Limited, the assets of Newmont USA Limited that secure secured debt will be available to pay obligations under the subsidiary guarantees only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the notes, the holders of Newmont USA Limited’s other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due under either of Newmont USA Limited’s subsidiary guarantees.

The subsidiary guarantee with respect to a note is not convertible and will automatically terminate when that note is converted into common stock.

Under the terms of Newmont USA Limited’s full and unconditional guarantees, holders of the notes are not required to exercise their remedies against us before they proceed directly against Newmont USA Limited.

Newmont USA Limited will be released and relieved from all its obligations under its subsidiary guarantees in the following circumstances, each of which is permitted by the indentures:

•

upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of Newmont USA Limited (other than to us or any of our affiliates);

•	upon the sale or disposition of all or substantially all the assets of Newmont USA Limited (other than to us or any of our affiliates); or

•

upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than (i) indebtedness not exceeding $75,000,000 in the aggregate (it being understood that our indebtedness that is guaranteed by Newmont USA Limited and that also provides that the guarantee of Newmont USA Limited under such indebtedness shall be released and relieved upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than indebtedness not exceeding $75,000,000 or more in the aggregate shall not be considered in calculating the amount of indebtedness under this clause (i)) and (ii) indebtedness under the notes.

The subsidiary guarantee for each series of the notes contains a provision intended to limit Newmont USA Limited’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Optional redemption

No sinking fund is provided for the notes.

The notes are not redeemable prior to their applicable stated maturity date.

Conversion rights

General

Prior to June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, the notes are convertible only upon satisfaction of one or more of the conditions described under the headings

“—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate transactions.” On or after June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the applicable maturity date. The initial conversion rate is 21.6417 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $46.21 per share of common stock). The trustee will initially act as the conversion agent.

Upon conversion of a note, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value (as defined below under “—Payment upon conversion”) calculated on a proportionate basis for each trading day (as defined below under “—Payment upon conversion”) of the 25 trading-day observation period (as defined below under “—Payment upon conversion”). We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of our common stock on the last day of the observation period. See “—Payment upon conversion.”

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder in accordance with the terms of the applicable indenture.

Upon conversion of a note, except in the limited circumstances described below, the holder of such note will not be entitled to any separate cash payment for accrued and unpaid interest or additional interest, if any. If notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on such interest payment date on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Our settlement of conversions as described below under “—Payment upon conversion” will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, only under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2007 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such last trading day.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of our common stock on that trading day as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant trading day as reported by the National Quotation Bureau or similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes hereof, “trading day” means a day during which trading in securities generally occurs on the principal United States national or regional securities exchange on which our common stock is then listed or admitted for trading or, if our common stock is not then listed or admitted for trading on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “trading day” means a business day.

Conversion upon satisfaction of trading price condition

Prior to June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading-day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes of that series, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate (the “trading price condition”).

The “trading price” of the notes of a series on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the notes of that series at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the initial purchasers of the notes; provided that, if three such bids cannot reasonably be obtained by the trustee but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes of a series from any of such independent nationally recognized securities dealers, then the trading price per $1,000 principal amount of notes of that series will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the trustee to obtain bids when required, the trading price per $1,000 principal amount of the notes of the applicable series will be deemed to be less than 98% of the product of the last reported sale price on each day we fail to do so.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes of either series unless we have requested such determination; and we shall have no obligation to make such request with respect to a series of notes unless a holder of a note of that series provides us with reasonable evidence that the trading price per $1,000 principal amount of notes of that series would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes of that series beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes of that series is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders of the applicable series of notes.

If, at any time after the trading price condition has been met with respect to a series of notes, the trading price per $1,000 principal amount of notes of such series is greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders of the applicable series of notes.

Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•

distribute to holders of all or substantially all of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the announcement of such distribution; or

•

distribute to holders of all or substantially all of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of our common stock to its buyer. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Certain corporate events

If we are party to a transaction that would be a fundamental change described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition) if it were to occur, we must notify holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, until the related fundamental change purchase date, if later) and (ii) the date we notify holders of notes that such transaction has been terminated and will not occur.

In addition, holders may surrender all or a portion of their notes for conversion if a fundamental change of the type described in clause (1) of the definition of fundamental change occurs. In such event, holders may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 35 calendar days after the actual effective date of such transaction or, if later, until the fundamental change purchase date.

Conversions on or after June 1, 2014, in the case of the 2014 notes and June 1, 2017, in the case of the 2017 notes

On or after June 1, 2014, in the case of the 2014 notes and June 1, 2017, in the case of the 2017 notes, a holder may convert any of its notes of the applicable series at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date of such series of notes regardless of the foregoing conditions.

Conversion upon delisting of our common stock

A holder may surrender any of its notes for conversion at any time beginning on the first business day after our common stock (or other capital stock or American Depositary Receipts into which the notes are then convertible pursuant to the terms of the applicable indenture) has ceased to be listed on a United States national or regional securities exchange for a 30 consecutive trading-day period.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indentures.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the applicable indenture.

Payment upon conversion

Upon conversion of notes, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 trading days during the observation period.

“Daily settlement amount,” for each of the 25 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $40 and the daily conversion value (the amount determined pursuant to this clause being the “principal portion”); and

•

to the extent the daily conversion value exceeds $40, at our election either (i) a number of shares (the “maximum deliverable shares”) equal to (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP for our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) for such day, (ii) cash equal to the difference between such daily conversion value and $40, or (iii) any combination elected by us of shares of our common stock and cash in an amount equal to such excess of the daily conversion rate over $40.

“Daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 1/25th of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day.

“Daily VWAP” for our common stock (or other security for which a daily VWAP must be determined) means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEM.N <equity> AQR” (or its equivalent successor if such page is not available or the equivalent page for such other security as determined by us) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock (or other security for which a daily VWAP must be determined) on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Observation period” with respect to any note surrendered for conversion means:

•

prior to June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, the 25 consecutive trading-day period beginning on and including the third trading day after the related conversion date; and

•

on or after June 1, 2014, in the case of the 2014 notes, and June 1, 2017, in the case of the 2017 notes, the 25 consecutive trading days beginning on and including the 27th scheduled trading day immediately preceding the applicable maturity date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading generally in our common stock (or other security for which a daily VWAP must be determined) occurs on the New York Stock Exchange or, if our common stock (or other security for which a daily VWAP must be determined) is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock (or other security for which a daily VWAP must be determined) is then listed or, if our common stock (or other security for which a daily VWAP must be determined) is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock (or other security for which a daily VWAP must be determined) is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion only, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or other market on which our common stock (or other security for which a daily VWAP must be determined) is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock (or other security for which a daily VWAP must be determined) for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock (or other security for which a daily VWAP must be determined) or in any options, contracts or future contracts relating to our common stock (or other security for which a daily VWAP must be determined).

If we elect to pay cash in lieu of delivering all or a portion of the maximum deliverable shares with respect to a note surrendered for conversion, we will notify the holder of such note through the trustee of the percentage of each share issuable upon conversion of such note that will be paid in cash in lieu of our common stock (the “Cash Percentage”) at any time on or before the close of business on the second trading day immediately after the related conversion date. If we choose to settle all or any portion of the maximum deliverable shares in cash in connection with all conversions of a series of notes on or after June 1, 2014, in the case of the 2014 notes, or June 1, 2017, in the case of the 2017 notes, we will send, on or prior to the second scheduled trading day prior to June 1, 2014, in the case of the 2014 notes, or the second scheduled trading day prior to June 1, 2017, in the case of the 2017 notes, a single notice for all such conversions of the applicable series to the trustee with respect to the Cash Percentage that will be paid in lieu of our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the Daily VWAP for the final trading day of the applicable observation period).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution or the effective date of such share split or combination, as applicable

CR1 =	the conversion rate in effect immediately after such ex-dividend date or effective date, as applicable

OS0 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable

OS1 =

the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable, after giving pro forma effect to such dividend, distribution, share split or share combination

(2)	If we distribute to holders of all or substantially all of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

OS0 =	the number of shares of our common stock outstanding immediately after such ex-dividend date

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the distribution of such rights or warrants

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to holders of all or substantially all of our common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	as described below in this paragraph (3) with respect to spin-offs;

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3)where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the spin-off

CR1 =	the conversion rate in effect immediately after the effective date of the spin-off

FMV0 =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period from, and including, the effective date of the spin-off

MP0 =	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period from, and including, the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off and shall be applied on a retroactive basis from, and including, the effective date of the spin-off; provided that in respect of any conversion occurring prior to the effective date of the spin-off with respect to which the related observation period would conclude during the 10 trading days from, and including, the effective date of any spin-off, references with respect to the spin-off to the 10 consecutive trading-day period shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the last day of the related observation period in determining the applicable conversion rate; provided further that in respect of any conversion occurring prior to the effective date of the spin-off with respect to which the related observation period would conclude during the three trading days from, and including, the effective date of such spin-off, references to the 10 consecutive trading-day period shall be deemed replaced with a three consecutive trading-day period with such adjustment to the conversion rate being applied on a retroactive basis from, and including, the effective date of the spin-off.

(4A)	If any regular, quarterly cash dividend or distribution made to holders of all or substantially all of our common stock does not equal $0.10 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formulas:

(a)	if the per share amount of such regular, quarterly cash dividend or distribution is greater than the initial dividend threshold, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold

(b)	if the per share amount of a regular, quarterly cash dividend or distribution is less than the initial dividend threshold, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 + C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the initial dividend threshold minus the amount in cash per share we distribute to holders of our common stock

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4A).

(4B)	If we pay any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to holders of all or substantially all of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the amount in cash per share we distribute to holders of our common stock

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the effective date of the adjustment

CR1 =	the conversion rate in effect immediately after the effective date of the adjustment

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares accepted for purchase or exchange in such tender or exchange offer

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 =

the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the reduction of shares accepted for purchase or exchange in such tender or exchange offer)

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires and shall be applied on a retroactive basis from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion occurring prior to the date such tender or exchange offer expires with respect to which the related observation period would conclude during the 10 trading days from, and including, the trading day next succeeding the date such tender or exchange offer expires, references with respect to the tender or exchange offer to the 10 consecutive trading-day period shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date such tender or exchange offer expires and the last day of the related observation period in determining the applicable conversion rate; provided further that in respect of any conversion occurring prior to the date such tender or exchange offer expires with respect to which the related observation period would conclude during the three trading days from, and including, the trading day next succeeding the date such tender or exchange offer expires, references to the 10 consecutive trading-day period shall be deemed replaced with a three consecutive trading-day period with such adjustment to the conversion rate being applied on a retroactive basis from, and including, the trading day next succeeding the date such tender or exchange offer expires.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate of the notes, we may, at our option and pursuant to certain provisions of the applicable indenture, set-off such payments against payments of cash and common stock on the notes. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, holders that convert their notes will receive, in addition to our common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon the earlier of (1) any conversion of notes or (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%. Except as described above in this section, in “—Recapitalizations, reclassifications and changes of our common stock” and in “—Adjustment to shares delivered upon conversion upon certain fundamental changes,” we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, (B) any statutory share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property, or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person as a result of which our common stock will be converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into, with respect to each $1,000 in principal amount of notes, a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, holders of notes will continue to receive all or a portion of the consideration payable upon conversion of such notes in cash as described under “—Payment upon conversion,” and the daily conversion value will be calculated based on the value of the reference property.

Adjustments of prices

Whenever any provision of the indentures requires us to calculate last reported sale prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective at any time during the period from which such prices are to be calculated. Such adjustments will be effective as of the effective date of the adjustment to the conversion rate.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes as described above under “—Conversion upon specified corporate transactions—Certain corporate events” in connection with a fundamental change (as defined under “—Fundamental change permits holders to require us to purchase notes”) that occurs on or prior to maturity of the notes, the conversion rate applicable to the notes so converted will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes are convertible as a result of the expected or actual occurrence of such fundamental change as described under “—Conversion upon specified corporate transactions—Certain corporate events” and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied. We will settle conversions of notes as described below under “—Settlement of conversions in a fundamental change.”

The number of additional shares by which the conversion rate will be increased will be determined by reference to the applicable table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (1) or (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the effective date of the fundamental change.

The stock prices set forth in the column headings of the tables below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of 2014 notes:

Effective Date	Stock Price
	$40.18	$47.50	$55.00	$62.50	$70.00	$77.50	$85.00	$92.50	$100.00	$107.50	$115.00	$122.50	$130.00	$137.50	$145.00
July 12, 2007	3.2463	2.2146	1.4173	0.9464	0.6508	0.4574	0.3277	0.2357	0.1712	0.1257	0.0913	0.0679	0.0494	0.0335	0.0226
July 15, 2008	3.2463	2.2021	1.3958	0.9184	0.6243	0.4360	0.3112	0.2257	0.1653	0.1218	0.0895	0.0651	0.0466	0.0324	0.0215
July 15, 2009	3.2463	2.1584	1.3206	0.8404	0.5542	0.3771	0.2635	0.1877	0.1355	0.0984	0.0713	0.0511	0.0359	0.0243	0.0154
July 15, 2010	3.2463	2.0693	1.2056	0.7315	0.4624	0.3038	0.2064	0.1440	0.1023	0.0733	0.0524	0.0366	0.0251	0.0162	0.0095
July 15, 2011	3.2463	1.9251	1.0401	0.5857	0.3464	0.2159	0.1417	0.0964	0.0678	0.0480	0.0342	0.0238	0.0157	0.0098	0.0051
July 15, 2012	3.2463	1.6871	0.7970	0.3906	0.2051	0.1181	0.0747	0.0509	0.0362	0.0261	0.0186	0.0128	0.0081	0.0043	0.0013
July 15, 2013	3.2463	1.2556	0.4173	0.1371	0.0524	0.0271	0.0181	0.0134	0.0102	0.0075	0.0052	0.0032	0.0014	0.0000	0.0000
July 15, 2014	3.2463	0.000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $145.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $40.18 per share (subject to adjustment), no additional shares will be added to the conversion rate.

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of 2017 notes:

Effective Date	Stock Price
	$40.18	$47.50	$55.00	$62.50	$70.00	$77.50	$85.00	$92.50	$100.00	$107.50	$115.00	$122.50	$130.00	$137.50	$145.00
July 12, 2007	3.2463	2.5894	1.8433	1.3604	1.0360	0.8086	0.6432	0.5193	0.4239	0.3486	0.2883	0.2391	0.1986	0.1647	0.1383
July 15, 2008	3.2463	2.5870	1.8275	1.3377	1.0116	0.7856	0.6240	0.5031	0.4113	0.3394	0.2819	0.2342	0.1957	0.1637	0.167
July 15, 2009	3.2463	2.5440	1.7664	1.2749	0.9542	0.7361	0.5813	0.4674	0.3811	0.3140	0.2600	0.2167	0.1811	0.1514	0.1265
July 15, 2010	3.2463	2.4759	1.6922	1.1984	0.8863	0.6768	0.5297	0.4251	0.3449	0.2838	0.2353	0.1962	0.1641	0.1372	0.1147
July 15, 2011	3.2463	2.3877	1.5770	1.0943	0.7956	0.6005	0.4674	0.3727	0.3027	0.2492	0.2069	0.1727	0.1446	0.1211	0.1013
July 15, 2012	3.2463	2.2967	1.4585	0.9801	0.6944	0.5147	0.3961	0.3138	0.2540	0.2088	0.1734	0.1449	0.1214	0.1017	0.0850
July 15, 2013	3.2463	2.1502	1.2989	0.8352	0.5716	0.4124	0.3132	0.2468	0.1997	0.1646	0.1372	0.1150	0.0966	0.0811	0.0679
July 15, 2014	3.2463	1.9623	1.0957	0.6568	0.4268	0.2997	0.2254	0.1778	0.1447	0.1204	0.1016	0.0857	0.0727	0.0614	0.0514
July 15, 2015	3.2463	1.6842	0.8172	0.4300	0.2555	0.1729	0.1298	0.1041	0.0867	0.0735	0.0628	0.0537	0.0458	0.0388	0.0327
July 15, 2016	3.2463	1.2232	0.4092	0.1485	0.0724	0.0490	0.0393	0.0333	0.0286	0.0247	0.0212	0.0182	0.0156	0.0132	0.0111
July 15, 2017	3.2463	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $145.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $40.18 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the 2014 notes or the 2017 notes exceed 24.8880 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

In addition, if a holder of notes elects to convert its notes prior to the effective date of any fundamental change, and the fundamental change does not occur, such holder will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Our obligation to increase the conversion rate as described above could discourage a potential acquirer of us. The provisions with respect to the adjustment to the conversion rate upon a fundamental change, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Settlement of conversions in a fundamental change

As described above under “—Recapitalizations, reclassifications and changes of our common stock,” upon effectiveness of any fundamental change described under clause (2) of the definition of fundamental change, the notes will be convertible only into cash and reference property (or, at our election, in lieu of such reference property, cash or a combination of cash and reference property), if applicable. If, as described above in “—Adjustment to shares delivered upon conversion upon certain fundamental changes,” we are required to increase the conversion rate for notes converted in connection with such fundamental change by the additional shares as a result of the fundamental change, notes so surrendered for conversion will be settled as follows:

•

If the last day of the applicable observation period related to notes surrendered for conversion is prior to the third trading day immediately preceding the effective date of the fundamental change, we will settle such conversion as described above under “—Payment upon conversion” by delivering the amount of cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on the conversion rate then in effect without regard to the number of additional shares to be added to the conversion rate as described above, on the third trading day immediately following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of cash and reference property (or, at our election, in lieu of such reference property, cash or a combination of cash and reference property) deliverable in lieu of shares of our common stock, if any, as if the conversion rate had been increased by such number of additional shares during the related observation period and based upon the related daily VWAP prices during such observation period. If such increased settlement amount results in an increase in the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering reference property (or, at our election, cash or a combination of cash and reference property) based on such increased number of shares.

•

If the last day of the applicable observation period related to notes surrendered for conversion is on or after the third trading day immediately preceding the effective date of the fundamental change, we will settle such conversion as described under “—Payment upon conversion” based on the conversion rate as increased by the additional shares described above on the later to occur of (1) the effective date of the transaction and (2) the third trading day immediately following the last day of the applicable observation period.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, each holder will have the right, at that holder’s option, to require us to purchase for cash any or all of that holder’s notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, if any, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes were originally issued that any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of all shares of our common equity entitled to vote generally in the election of directors, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer; or

(2)	consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries, other than any transaction:

•	involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•

where the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction; or

•

that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3)	our common stock (or other capital stock or American Depositary Receipts into which the notes are then convertible pursuant to the terms of the applicable indenture) ceases to be listed on a United States national or regional securities exchange.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 90% or more of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the fundamental change consists of shares of capital stock or American Depositary Receipts traded on a United States national or regional securities exchange or which will be so traded when issued or exchanged in connection with the transaction that would otherwise be a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the applicable indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, a holder must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of the holder’s notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the holder’s notes are to be purchased by us pursuant to the applicable provisions of the notes and the applicable indenture.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. A holder of notes that has exercised the purchase right will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the second business day following the fundamental change purchase date, then:

•

the notes tendered for purchase and not withdrawn will cease to be outstanding and interest, including additional interest, if any, will cease to accrue on such notes on the fundamental change purchase date (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holders with respect to the notes tendered for purchase and not withdrawn will terminate on the fundamental change purchase date (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price or be able to arrange for financing to pay the purchase price in connection with a tender of notes for purchase. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon conversion, which may increase your credit risk.” If we fail to purchase the notes of a series when required following a fundamental change, we will be in default under the applicable indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to purchase the notes of a series upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the applicable indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indentures provide that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes, the applicable indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the applicable indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, us under the applicable indenture.

Although these types of transactions are permitted under the indentures, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Reports

The indentures governing the notes provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after the same are required to be filed with the SEC.

In addition, we agree that, if at any time we are not required to file with the SEC the reports required by the preceding paragraph, we will furnish, upon request, to any holder of notes or any shares of our common stock issued upon conversion thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and take such further action as any such holder may reasonably request, all to the extent required from time to time to enable such holder to sell its notes or common stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A, as such rule may be amended from time to time.

Events of default

Each of the following is an event of default under the applicable indenture with respect to the notes of a series:

(1)	default in any payment of interest, including any additional interest (as required by the registration rights agreement described in “—Registration rights”) on any note of such series when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note of such series when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3)	failure by us to comply with our obligation to convert the notes of such series in accordance with the applicable indenture upon exercise of a holder’s conversion right and the default continues for a period of 3 business days after there has been given, by registered or certified mail, to us by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(4)	failure by us to give a fundamental change notice or notice of a specified corporate transaction with respect to such series as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5)

failure on the part of us or Newmont USA Limited duly to observe or perform any other of the covenants or agreements on the part of us or Newmont USA Limited, as the case may be, in respect of the notes of such series contained in the applicable indenture and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us and Newmont USA Limited by the trustee or to us, Newmont USA Limited and the trustee by the holders of at least

25% in principal amount of the notes of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(6)	default by us or Newmont USA Limited with respect to any Material Indebtedness (as defined below), whether such Material Indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any event of default under either of the foregoing clauses (i) and (ii) shall be deemed cured and not to be continuing upon the payment of such indebtedness or the rescission or annulment of any acceleration of such indebtedness;

(7)	a court having jurisdiction enters a decree or order for relief in respect of us or Newmont USA Limited in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited or for all or substantially all of our or its property or ordering the winding up or liquidation of our or its affairs, and such decree or order remains unstayed and in effect for a period of 90 consecutive days;

(8)	either Newmont USA Limited or us commences a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited, respectively, or for all or substantially all of our or its property, or makes any general assignment for the benefit of creditors; or

(9)	except as permitted by the applicable indenture, (i) the subsidiary guarantee of Newmont USA Limited with respect to notes of such series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or (ii) Newmont USA Limited shall deny or disaffirm its obligation under its subsidiary guarantee with respect to the notes of such series.

“Material Indebtedness” is indebtedness (other than indebtedness under the notes of the applicable series) of any one or both of us and Newmont USA Limited in an aggregate principal amount exceeding $75,000,000.

If an event of default occurs and is continuing with respect to a series of notes, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes of that series by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes of that series to be due and payable. In case of the events of default described in clauses (7) and (8) above, 100% of the principal of and accrued and unpaid interest on the notes of each series will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the indentures provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indentures, which are described above under “—Reports” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes of each series with respect to which we elect to pay additional interest at an annual rate equal to 0.25% of the principal amount of the notes of the applicable series. The additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—Registration rights.” If we so elect, such additional interest will accrue on all outstanding notes of each series with respect to which we elect to pay additional interest from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with the requirements of Section 314(a)(1) of the

Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or, with respect to a series, waived with respect to that series prior to such 120th day, the notes of that series will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes of a series as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes of that series and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. We may make such an election with respect to either or both series of notes.

The holders of a majority in principal amount of the outstanding notes of a series may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) with respect to that series. The holders of a majority in principal amount of the outstanding notes of a series may also rescind any acceleration with respect to the notes of that series and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders of notes of a series unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the applicable indenture or the notes of a series unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes of that series have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to that series or of exercising any trust or power conferred on the trustee with respect to that series.

The indentures provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under either of the indentures, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indentures provide that if a default occurs and is continuing with respect to a series of notes and is known to the trustee, the trustee must mail to each holder of notes of that series notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note of a series, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders of notes of that series. In addition, with respect to each series of notes, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year with respect to such series of notes. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the applicable indenture may be amended with respect to a series, and the notes of that series may be amended, with the consent of the holders of at least a majority in principal amount of the notes of that series then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to a series of notes with the consent of the holders of a majority in principal amount of the notes of that series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series). However, without the consent of each holder of an outstanding note of a series affected, no amendment with respect to such series may, among other things:

(1)	reduce the amount of notes of such series whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note of such series;

(3)	reduce the principal of or extend the stated maturity of any note of such series;

(4)	make any change that adversely affects the conversion rights of any notes of such series;

(5)	reduce the fundamental change purchase price of any note of such series or amend or modify in any manner adverse to the holders of notes of such series our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note of such series payable in money other than that stated in the note or, other than in accordance with the provisions of the applicable indenture, eliminate any existing subsidiary guarantee of the notes of such series;

(7)	impair the right of any holder of a note of such series to receive payment of principal and interest, including additional interest, on such holder’s notes of such series on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes of such series; or

(8)	make any change in the amendment provisions which require the consent of each holder of notes of such series or in the waiver provisions with respect to such series.

Without the consent of any holder, we and the trustee may amend either or both of the indentures and the notes of either or both series to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	evidence the succession of another entity to us and provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes of either or both series;

(5)	secure the notes of either or both series;

(6)	add to our covenants for the benefit of the holders of notes of either or both series or surrender any right or power conferred upon us with respect to either or both series;

(7)	evidence and provide for the acceptance of appointment of a successor trustee pursuant to the indenture;

(8)	comply with the provisions of any clearing agency, clearing corporation or clearing system, the trustee or the registrar with respect to the provisions of the indenture or the notes relating to transfers and exchanges of notes of either or both series;

(9)	provide for the conversion of notes of either or both series in accordance with the terms of the indenture;

(10)	make any change with respect to either or both series that does not materially adversely affect the rights of any holder of notes of such series;

(11)	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(12)	conform the provisions of the indentures to the “Description of notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under either of the indentures becomes effective, we are required to mail to the holders of the series of notes to which the amendment relates a notice briefly describing such amendment. However, the failure to give such notice to all the holders of notes of that series, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the applicable indenture as to the notes of a series by (i) delivering to the securities registrar for cancellation all outstanding notes of that series or by depositing with the trustee or delivering to the holders of the notes of that series, as applicable, after the notes of that series have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if applicable, sufficient to pay all of the outstanding notes of that series, and (ii) paying all other sums payable under the applicable indenture by us with respect to that series. Such discharge is subject to terms contained in the indentures.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or the indentures. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of the notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations with respect to a series of notes to any holder of the notes of that series upon the request of that holder.

Trustee

The Bank of New York Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent for the notes. The Bank of New York Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indentures provide that they and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes were initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants (“indirect participants”). We expect that under procedures established by DTC:

•

upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to beneficial interests of DTC participants) and the records of DTC participants (with respect to the beneficial interests of indirect participants).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of the holders of the notes.

The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants. DTC participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indentures.

Except as provided below, owners of beneficial interests in a global note:

•	are not entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

are not considered the owners or holders of the notes under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indentures.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indentures (and, if the investor is not a DTC participant, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global notes to such persons may be limited.

Payments of principal and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, nor the trustee, registrar, paying agent nor conversion agent have or will have any responsibility for the performance by DTC or any DTC participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of the notes, including the presentation of the notes for exchange, only at the direction of one or more DTC participants to whose account interests in the global notes are credited, and only in respect of the principal amount of the notes represented by the global notes as to which the DTC participant or DTC participants has or have given such direction.

Payments by DTC participants and indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those DTC participants or indirect participants and DTC.

Transfers between DTC participants will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of an interest in a global note only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	certain other events provided in the indentures should occur.

Registration rights

We, Newmont USA Limited and the initial purchasers entered into a registration rights agreement concurrently with the issuance of the notes. Pursuant to the registration rights agreement, we and Newmont USA Limited agreed for the benefit of the holders of the notes and the shares of our common stock issuable upon conversion of the notes that we would, at our cost, subject to certain rights to suspend use of the shelf registration statement, use commercially reasonable efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

“Registrable securities” means:

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the notes until the earliest of (i) their effective registration under the Securities Act and the resale of all such notes in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such notes under Rule 144(k) under the Securities Act or any successor provision or similar provisions then in effect, (iii) the date on which all such notes are freely transferable by persons who are not affiliates of the company without registration under the Securities Act, or (iv) the date on which all such notes have been converted or otherwise cease to be outstanding; and

•

the shares of common stock, if any, issuable upon conversion of the notes, until the earliest of (i) their effective registration under the Securities Act and the resale of all such shares of common stock in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such shares of common stock under Rule 144(k), (iii) the date on which all such shares of common stock are freely transferable by persons who are not our affiliates without registration under the Securities Act, or (iv) the date on which all such shares of common stock cease to be outstanding.

Although the registration rights agreement requires us to register the Registrable Securities, including shares of our capital stock issued upon conversion of the notes, for resale, we will not be required to issue registered shares upon conversion of the notes. Pursuant to the registration rights agreement, we and Newmont USA Limited are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 90 consecutive days or 150 days in the aggregate in any 12-month period) in specified circumstances, including circumstances relating to pending corporate developments. We and Newmont USA Limited need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

If a holder of notes elects to convert its notes prior to the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement, (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to notes held by our non-affiliates, and (3) two years after the effective date of the shelf registration statement, and during a period when the shelf registration statement has ceased to be (or not yet become) effective (or we otherwise prevent or restrict holders of registrable securities from making sales under the registration statement), such holder may receive unregistered shares of our common stock.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement:

•	the holder will be required to be named as a selling securityholder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We and Newmont USA Limited have agreed to pay predetermined additional interest as described herein (“additional interest”) to holders of the notes if the shelf registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above (these events are referred to as “registration defaults”). Additional interest will accrue only on notes that are registrable securities. Additional interest will accrue at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured, provided that no additional interest will accrue with respect to any period after the second anniversary of the original issuance of the notes and provided further that, if the shelf registration statement has been declared effective but is unavailable for periods in excess of those permitted above, additional interest shall accrue on registrable securities only. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the additional interest began to accrue on any notes. No additional interest or other additional amounts will be payable in respect of shares of common stock into which the notes have been converted.

We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate certain provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We and Newmont USA Limited have agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement. Holders are required to complete and deliver the selling securityholder questionnaire prior to the effectiveness of the shelf registration statement so that the holder may be named as a selling securityholder in the related prospectus at the time of effectiveness. Upon receipt of the completed questionnaire, together with any other information as may be reasonably requested by us from a holder of notes following the effectiveness of the shelf registration statement, we will, within 10 business days after the date of receipt of such questionnaire, or if the use of the shelf registration statement is suspended at the time of receipt, within five business days after the expiration of the suspension, file the amendments to the shelf registration statement or supplements to the related prospectus or such other filings as are necessary to permit the holder to deliver the prospectus to purchasers of registrable securities (subject to our right to suspend the use of the prospectus as described above). Notwithstanding the foregoing, we will not be required to file more than one post-effective amendment or supplement to the related prospectus during any calendar quarter. Any holder that does not timely complete and deliver a questionnaire or provide any other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement or be entitled to additional interest.

We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Where you can find more information” in the accompanying prospectus.

Resales under this prospectus

Notes resold under the registration statement of which this prospectus forms a part will be represented by one or more permanent global notes in definitive, fully registered form, which will be deposited with the trustee as custodian for DTC and registered in the name of DTC in New York, New York for the accounts of participants in DTC. The notes issued in the private placement of the notes in July 2007 are represented by one or more permanent global notes in definitive, fully-registered form without interest coupons, bearing legends relating to certain restrictions on the transfer of the notes. Those global notes have been deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC’s nominee in New York, New York for the accounts of participants in DTC.

Upon each sale by a selling securityholder of notes (or shares of our common stock into which the notes may be converted) offered hereby, such selling securityholder will be required to deliver a notice of such sale to the trustee and to us. The notice will, among other things, identify the sale as a sale pursuant to the registration statement of which this prospectus forms a part and certify that the selling securityholder and the principal amount of notes and/or the number shares of common stock, as the case may be, are identified in this prospectus in accordance with applicable rules and regulations under the Securities Act.

Upon receipt by the trustee of the notice relating to such sale of notes, an appropriate adjustment will be made to reflect a decrease in the principal amount of the global notes issued in the private placement, and a corresponding increase in the principal amount of the global notes sold pursuant to this prospectus.

Certain United States federal income tax considerations

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable Treasury Regulations, administrative rulings, and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, which may result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with beneficial owners of notes or shares of common stock that hold such notes or shares as capital assets for U.S. federal income tax purposes. This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

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tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Payment of interest

Interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional payments

We may be required to pay additional amounts to a U.S. holder in certain circumstances described above under the heading “Description of notes—Registration rights.” Because we believe the likelihood that we will be obligated to make any such additional payments on the notes is remote, we are taking the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in income such additional amounts at the time payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the U.S. Internal Revenue Service (“IRS”) in the manner required by applicable U.S. Treasury Regulations.

Our determination that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were successfully to challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of recognized gain upon a conversion of notes as taxable.

Market discount

If a U.S. holder acquires a note at a cost less than the stated redemption price at maturity of the note, the amount of such difference is treated as market discount, unless such difference is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the date of acquisition to maturity of the note. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note or, at the U.S. holder’s election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may not be revoked.

A U.S. holder may elect to include market discount in income over the remaining term of the note. Once made, this election applies to all market discount obligations acquired by such U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder acquires a note at a market discount and does not elect to include accrued market discount in income over the remaining term of the note, such U.S. holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable (or, in certain cases, non-taxable) disposition of the note.

If a U.S. holder acquires a note at a market discount, such U.S. holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note. If a U.S. holder disposes of a note with market discount in one of certain otherwise non-taxable transactions (not including a conversion, which is discussed below), such U.S. holder must include accrued market discount in income as ordinary income as if such U.S. holder had sold the note at its then fair market value.

Upon conversion of a note acquired at a market discount, to the extent that a U.S. holder receives cash upon conversion of the note, the U.S. holder will be required to recognize ordinary income to the extent of the market discount accrued on the note at the time of the conversion, but not in excess of gain recognized on the conversion. Any market discount not previously included in income will carry over to any common stock received upon conversion and generally will be taxable as ordinary income upon a subsequent sale or other disposition of such common stock.

Amortizable bond premium

If a U.S. holder acquires a note at a cost greater than the sum of all amounts payable on the note after the acquisition date, other than payments of qualified stated interest, such U.S. holder generally will be considered to have acquired the note with amortizable bond premium, except to the extent such excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.

A U.S. holder generally may elect to amortize bond premium from the acquisition date to the note’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by such U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction.

Sale, exchange, redemption, or other taxable disposition of notes

Except as provided below under “—Consequences to U.S. holders—Conversion of notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption, or other taxable disposition and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, increased by any market discount previously included in income with respect to the note, and reduced by any premium previously deducted (or used to offset interest income) with respect to the note. Subject to the discussion above concerning market discount, any gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other taxable disposition the note has been held for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “—Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a recapitalization. If a combination of cash and common stock is received in exchange for notes upon conversion, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization. In such case, gain, but not loss, would be recognized. The gain would be equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over a U.S. holder’s adjusted tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain required to be recognized exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. Subject to the discussion above concerning market discount, any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

As a result of our intended treatment of a U.S. holder’s receipt of cash and common stock upon a conversion of a note as a recapitalization for U.S. federal income tax purposes, a U.S. holder may be subject to information reporting and document retention requirements under Treasury Regulation section 1.368-3T. U.S. holders should discuss these potential requirements with their tax advisors.

Alternative treatment as part conversion and part redemption. If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received may alternatively be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “—Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received may alternatively be treated as received upon a conversion of the note, which generally should not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In such a case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion should include the holding period for the note being converted.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. See the discussion under the heading “Description of notes—Conversion rights—Conversion rate adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear under existing law whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear under existing law whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option and pursuant to certain provisions of the indentures, set-off any such payment against payments of cash and common stock payable on the notes.

Sale, certain redemptions or other taxable dispositions of common stock

Subject to the discussion above concerning market discount, upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible effect of changes to the notes

In certain situations, we may provide for the conversion of the notes into shares of an acquirer (as described above under “Description of notes—Conversion rights—Recapitalizations, reclassifications and changes of our common stock”). In addition, subject to certain exceptions, the terms of the notes may be modified or amended (as described above under “Description of notes—Modification and amendment”). Depending on the circumstances, such changes to the notes could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and properly establishes its exemption. Backup withholding generally will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to non-U.S. holders

Payments of interest

The 30% U.S. federal withholding tax generally will not be applied to any payment of interest to a non-U.S. holder provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of section 864(d)(4) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Payments of additional interest, if any, may be subject to U.S. withholding tax. We intend to withhold tax at a rate of 30% on any payment of such interest made to a non-U.S. holder unless we receive certain certifications from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If we withhold tax from any payment of additional interest made to a non-U.S. holder and such payment were determined not to be subject to U.S. federal tax, a non-U.S. holder generally would be entitled to a refund of any tax withheld provided the required forms and information are timely furnished to the IRS.

Dividends and constructive distributions

Subject to the discussion below under the heading “—Foreign Investment in Real Property Tax Act,” any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Consequences to U.S. holders—Constructive distributions” above) generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option and pursuant to certain provisions of the indentures, set-off any such payment against payments of cash and common stock payable on the notes.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock

Gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of a note or common stock, as well as upon the conversion of a note into cash or into a combination of cash and stock, generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If a non-U.S. holder is an individual described in the first bullet point above, such holder will be subject to tax on the net gain derived from the sale, redemption, conversion or other taxable disposition of a note or common stock under regular graduated U.S. federal income tax rates. If a non-U.S. holder is an individual described in the second bullet point above, such holder generally will be subject to a flat 30% tax on the gain recognized on the sale, redemption, conversion or other taxable disposition of a note or common stock, which gain may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any common stock which a non-U.S. holder receives on the conversion of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to non-U.S. holders—Payments of interest.” As a result of our intended treatment of a non-U.S. holder’s receipt of cash and common stock upon a conversion of a note as a recapitalization for U.S. federal income tax purposes, a non-U.S. holder may be subject to information reporting and document retention requirements under Treasury Regulation section 1.368-3T. Non-U.S. holders should discuss these potential requirements with their tax advisors. The U.S. federal income tax consequences that may apply to a non-U.S.

holder in the event that we have been, currently are or were to become a USRPHC are described below under the heading “—Foreign Investment in Real Property Tax Act.”

Foreign Investment in Real Property Tax Act

Under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act (“FIRPTA”), any person that acquires a “United States real property interest” (“USRPI”) (as described below) from a non-U.S. holder, or that makes a distribution to a non-U.S. holder with respect to a USRPI, generally must deduct a U.S. federal withholding tax equal to 10% of the gross proceeds paid to the non-U.S. holder (or possibly, in the case of a distribution, equal to 30% if such person follows certain procedures under Treasury regulations under section 1441 of the Code) (referred to as “FIRPTA withholding”). In addition, a non-U.S. holder that disposes of a USRPI, or that receives a distribution with respect to a USRPI, may be required to pay additional U.S. federal income tax with respect to such disposition or distribution to the extent that any FIRPTA withholding is not sufficient to otherwise fully satisfy such non-U.S. holder’s tax liabilities (referred to as the “FIRPTA tax”). In general, a non-U.S. holder that is subject to FIRPTA withholding or the FIRPTA tax will be required to timely file a U.S. federal income tax return reporting any required amounts as income effectively connected with the conduct of a trade or business in the U.S. and pay any FIRPTA tax due upon the filing of such return (or, depending upon the circumstances, earlier through estimated payments).

For purposes of FIRPTA withholding and the FIRPTA tax, a USRPI generally includes any interest (other than an interest solely as a creditor) in a U.S. corporation, unless it is established under specified procedures that the U.S. corporation was not a USRPHC at any time during the shorter of either (i) the 5-year period ending on the date of the relevant disposition or distribution or (ii) the period during which a non-U.S. holder held an interest in the U.S. corporation. In general, a U.S. corporation is classified as a USRPHC if the fair market value of its interests in U.S. real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business.

However, even if a U.S. corporation is generally classified as a USRPHC, an exemption to FIRPTA withholding and the FIRPTA tax may be available pursuant to Treasury Regulations issued under section 897 and section 1445 of the Code. In particular, although existing law is not entirely clear, under Treasury Regulation sections 1.897-1(c)(2)(iii)(A) and 1.897-9T(b) an interest held by a non-U.S. holder generally will not be treated as a USRPI (and therefore an exemption to FIRPTA withholding and the FIRPTA tax generally will be available) if (i) any class of the U.S. corporation’s stock is regularly traded on an established securities market and (ii) such non-U.S. holder has never directly, indirectly, or constructively held (x) in the case of a regularly traded class of interests (referred to as a “regularly traded interest”), more than 5% of the total fair market value of that class of interests, or (y) in the case of a non-regularly traded class of interests that is convertible into a regularly traded class of interests (referred to as a “non-regularly traded convertible interest”), an amount of such non-regularly traded class of interests with an aggregate fair market value greater than 5% of the total fair market value of the regularly traded class of interests (such a non-U.S. holder referred to as a “non-significant non-U.S. holder”). For purposes of determining whether a non-U.S. holder is a non-significant non-U.S. holder, a number of special rules apply, including certain ownership attribution rules and, in the case of a non-U.S. holder that holds a non-regularly traded convertible interest, a rule that requires the aggregation of any subsequently acquired interests of the same class with any previously acquired interests and the valuation of all such interests as of the date of the most recent subsequent acquisition.

Based on the current and potential future composition of our worldwide assets, we believe that we may currently be a USRPHC and, even if we are not currently a USRPHC, we can give no assurance that we may not become a USRPHC in the future or that we may not have been a USRPHC in the past. As a result, even though existing law is not entirely clear and the application of the rules described above is not entirely free from doubt (such that there are no clear guidelines to follow in determining whether a non-U.S. holder may qualify as a non-significant non-U.S. holder), based on the law and facts and circumstances as they currently exist, even if we otherwise believe we are a USRPHC we intend to take the position that the notes will not constitute USRPIs provided that at the relevant time (i) our common stock is regularly traded on an established securities market and (ii) the applicable non-U.S. holder qualifies as a non-significant non-U.S. holder by reason of never exceeding the ownership threshold generally described above for non-regularly traded convertible interests (as well as by reason of never exceeding the ownership threshold generally described above for regularly traded interests, if we believe the notes may have become regularly traded interests) and makes a timely certification in a manner acceptable to us to such effect using forms effectively provided by us.

Accordingly, provided that the above conditions are satisfied, and absent any guidance from the IRS or any change or clarification of law or interpretation thereof (whether administrative, including unpublished guidance, judicial or legislative), we currently do not intend to withhold amounts in respect of FIRPTA withholding from amounts payable to non-significant non-U.S. holders in connection with our acquisition of the notes (including upon a conversion of the notes) or in connection with any deemed distributions made to non-U.S. holders in respect of our common stock (as a result of a change in the conversion rate of the notes). In addition, although existing law is not entirely clear, in the event our common stock remains regularly traded on an established securities market and such non-U.S. holder has never directly, indirectly, or constructively held common stock worth more than 5% of the total fair market value of our outstanding common stock, such non-U.S. holder generally should not be subject to FIRPTA withholding or the FIRPTA tax upon the receipt of an actual dividend with respect to common stock or upon a disposition of common stock.

However, it is possible the IRS could disagree with our position, in which case we may be liable for our failure to withhold amounts in respect of FIRPTA withholding and non-U.S. holders may be liable for FIRPTA tax, including interest and penalties if they fail to timely file a U.S. federal income tax return and pay such tax when due. Furthermore, purchasers may generally be required to withhold amounts in respect of FIRPTA withholding upon their acquisition of a note or common stock from a non-U.S. holder, and may not agree with the position that we intend to take regarding the applicability of the potential exceptions to FIRPTA described above. If a non-U.S. holder does not qualify as a non-significant non-U.S. holder by providing timely certification in a manner acceptable to us using forms effectively provided by us, or if we otherwise determine in our sole discretion that a change in applicable facts and circumstances or change in applicable law or guidance or interpretation thereof has occurred, we generally intend to withhold 10% of certain amounts payable to non-U.S. holders in respect of the notes or common stock (or possibly 30% with respect to distributions pursuant to procedures under section 1441 of the Code) in order to satisfy our FIRPTA withholding obligations (including, without limitation, upon a conversion of the notes).

Non-U.S. holders are urged to consult their own tax advisors as to whether the sale, repurchase, redemption, or conversion of the notes or possibly a sale, repurchase, or redemption of the common stock, or whether any actual or deemed distributions, may be subject to U.S. federal income tax under FIRPTA, regardless of whether we or any other purchaser withholds in order to satisfy FIRPTA withholding obligations. In addition, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of acquiring, owning and disposing of a note or common stock, including any potential obligation of a purchaser to withhold certain amounts under FIRPTA upon the acquisition of a note or common stock. If an applicable exemption is available (by reason of a non-U.S. holder qualifying as a non-significant non-U.S. holder or otherwise), any amounts withheld by us or other purchasers generally will be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability provided the required forms and information are timely furnished to the IRS.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “—Consequences to non-U.S. holders—Payments of interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the payment of the proceeds on the disposition of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain benefit plan investor considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes and the common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any similar laws) of such plans, accounts and arrangements (each, a “plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in the notes and the common stock issuable upon conversion of the notes by any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar laws relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including fiduciaries, of an ERISA plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Whether or not the underlying assets of Newmont are deemed to include “plan assets” as described below, the acquisition and/or holding of notes and the common stock issuable upon conversion of the notes by any plan with respect to which we or the initial purchasers or any respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes and the common stock issuable upon conversion of the notes. These class exemptions include, without limitation, PTCE 84-14, for specified transactions determined by independent qualified professional asset managers, PTCE 90-1, for specified transactions involving insurance company pooled separate accounts, PTCE 91-38, for specified transactions involving bank collective investment funds, PTCE 95-60, for specified transactions involving life insurance company general accounts and PTCE 96-23, for specified transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes and the common stock issuable upon conversion of the notes should not be purchased or held by any person investing “plan assets” of any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable similar laws.

Representation

Accordingly, by its acceptance of a note or the common stock issuable upon conversion of the note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or the common stock issuable upon conversion of the notes constitutes assets of any plan or (ii) the purchase and holding of the notes and the common stock issuable upon conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties and taxes that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the notes and the common stock issuable upon conversion of the notes on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such transactions and whether an exemption would be available.

Purchasers and transferees of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes or the common stock issuable upon conversion of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar laws. The sale of any notes and common stock issuable upon conversion of the notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for such plans generally or any particular plan.

Selling securityholders

We originally issued the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock. Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders and received by us on or before October 11, 2007. We have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

The conversion rate, and therefore, the number of shares of common stock into which the notes are convertible, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes and beneficially owned and offered by selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided to us information regarding their notes. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus supplement and the underlying prospectus or amendments to the registration statement of which the accompanying prospectus is a part, if and when necessary.

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
Acacia Life Insurance Company(5)	$560,000	*	$–	–	13,937	13,937	0	–
ACIG Insurance Company(6)	115,000	*	–	–	2,862	2,862	0	–
Advent Convertible Arb Master(7)	3,977,000	*	–	–	98,979	98,979	0	–
Alcon 401(k) Retirement Plan(6)	340,000	*	–	–	8,461	8,461	0	–
Alcon Laboratories(7)	404,000	*	–	–	10,054	10,054	0	–
Alexandra Global Master Fund Ltd.(8)	20,000,000	3.5	–	–	497,760	497,760	0	–
Allstate Insurance Company(4)(9)	2,500,000	*	3,750,000	*	159,850	155,550	16,200	*
Allstate Life Insurance Company(4)(9)	6,500,000	1.1	5,750,000	1.0	321,078	304,878	16,200	*
American Community Mutual Insurance Company(5)	25,000	*	–	–	622	622	0	–
Amerisure Mutual Insurance Company(4)(10)	900,000	*	–	–	22,399	22,399	0	–
Ameritas Life Insurance(5)	1,800,000	*	–	–	44,798	44,798	0	–
Argent Classic Convertible Arbitrage Fund L.P.(11)	–	–	1,070,000	*	26,630	26,630	0	–

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
Argent Classic Convertible Arbitrage Fund II L.P.(11)	–	–	320,000	*	7,964	7,964	0	–
Argent Classic Convertible Arbitrage Fund Ltd.(12)	–	–	14,130,000	2.5	351,667	351,667	0	–
Argent LowLev Convertible Arbitrage Fund II, LLC(11)	–	–	320,000	*	7,964	7,964	0	–
Argent LowLev Convertible Arbitrage Fund Ltd.(12)	–	–	8,430,000	1.5	209,805	209,805	0	–
Argentum Multi-Strategy Fund LP – Classic(11)	–	–	110,000	*	2,737	2,737	0	–
Argentum Multi-Strategy Fund Ltd – Classic(12)	–	–	340,000	*	8,461	8,461	0	–
Arkansas PERS(13)	900,000	*	–	–	22,399	22,399	0	–
Attorney’s Title Insurance Fund(13)	250,000	*	–	–	6,222	6,222	0	–
Bancroft Funds Ltd(14)	–	–	1,000,000	*	24,888	24,888	0	–
Basso Fund Ltd(15)	76,000	*	–	–	1,891	1,891	0	–
Basso Holdings Ltd(15)	1,330,000	*	–	–	33,101	33,101	0	–
Basso Multi Strategy Holding Fund Ltd(15)	494,000	*	–	–	12,294	12,294	0	–
Beamtenversicherungskasse Des Kanton Zurich(16)	8,150,000	1.4	–	–	202,837	202,837	0	–
Bernische Lehreruersicherings Kasse(17)	2,150,000	*	–	–	53,509	53,509	0	–
Blue Cross Blue Shield of Louisiana(6)	1,150,000	*	–	–	28,621	28,621	0	–
Blue Cross Blue Shield of Mississippi(5)	45,000	*	–	–	1,119	1,119	0	–
Blue Cross of California(6)	7,800,000	1.4	–	–	194,126	194,126	0	–
Boilermakers Blacksmith Pension Trust(13)	950,000	*	–	–	23,643	23,643	0	–
British Virgin Islands Social Security Board(7)	150,000	*	–	–	3,733	3,733	0	–
California State Auto Association(6)	470,000	*	–	–	11,697	11,697	0	–
Catholic Family Life Insurance Company(5)	65,000	*	–	–	1,617	1,617	0	–
Catholic Mutual Relief Society of America(6)	110,000	*	–	–	2,737	2,737	0	–
Catholic Mutual Relief Society Retirement Plan and Trust(6)	175,000	*	–	–	4,355	4,355	0	–
CC Arbitrage Ltd.(4)(18)	1,000,000	*	1,000,000	*	49,776	49,776	0	–
Century National Insurance Company Investment Grade(5)	380,000	*	–	–	9,457	9,457	0	–
CGNU Life Fund(19)	–	–	1,300,000	*	32,354	32,354	0	–
Charles G. Koch 1997 Trust(6)	100,000	*	–	–	2,488	2,488	0	–
Chicago Hospital Risk Pooling Program(5)	490,000	*	–	–	12,195	12,195	0	–
Chrysler Insurance Company(5)	310,000	*	–	–	7,715	7,715	0	–
The City University of New York(7)	116,000	*	–	–	2,887	2,887	0	–
Class C Trading Company, Ltd.(11)	–	–	6,190,000	1.1	154,056	154,056	0	–
Commercial Union Life Fund(19)	–	–	1,500,000	–	37,332	37,332	0	–
Continental Assurance Company on Behalf of Its Separate Account (E)(4)(20)	–	–	500,000	*	12,444	12,444	0	–

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
CQS Convertible and Quantitative Strategies Master Fund Limited(21)	10,000,000	1.7	12,500,000	2.2	559,980	559,980	0	–
Credit Industriel et Commercial(22)	10,000,000	1.7	–	–	248,880	248,880	0	–
DKR Soundshore Oasis Holding Fund Ltd.(23)	–	–	10,000,000	1.7	248,880	248,880	0	–
The Doctors Company(6)	640,000	*	–	–	15,928	15,928	0	–
Domestic & Foreign Missionary Society(7)	74,000	*	–	–	1,841	1,841	0	–
Dow Employees Pension Plan(6)	4,000,000	*	–	–	99,552	99,552	0	–
Eastern Alliance Insurance Company(5)	100,000	*	–	–	2,488	2,488	0	–
Elite Classic Convertible Arbitrage Ltd.(24)	–	–	830,000	*	20,657	20,657	0	–
Ellsworth Fund Ltd(14)	1,000,000	*	–	–	24,888	24,888	0	–
Excellus Health Plan(6)	6,500,000	1.1	–	–	161,772	161,772	0	–
Federated Rural Electric Insurance Exchange(6)	360,000	*	–	–	8,959	8,959	0	–
Fidelity Life Association(5)	520,000	*	–	–	12,941	12,941	0	–
Florida Fruit & Veg. Association(7)	–	–	99,000	–	2,463	2,463	0	–
Forest Global Convertible Master Fund L.P.(25)	2,825,000	*	704,000	*	87,928	87,829	0	–
Forest Multi Strategy Master Fund SPC(25)	55,000	*	14,000	*	1,717	1,717	0	–
Founders Insurance Company(5)	65,000	*	–	–	1,617	1,617	0	–
FPL Group Employees Pension Plan(13)	465,000	*	–	–	11,572	11,572	0	–
Gemini Sammelstiftung Zur Forderung Der Personal Vorsorge(26)	1,500,000	*	–	–	37,332	37,332	0	–
Georgia Firefighters Pension Fund(27)	600,000	*	–	–	14,932	14,932	0	–
Georgia Municipal Employee Benefit System(7)	–	–	1,240,000	*	30,861	30,861	0	–
GMIMCO (General Motors Mgmt Investment Co.)(7)	–	–	683,000	*	16,998	16,998	0	–
Grady Hospital(7)	111,000	*	–	–	2,762	2,762	0	–
Grange Mutual Casualty Insurance Company(5)	100,000	*	–	–	2,488	2,488	0	–
GuideOne Mutual Insurance Company(5)	45,000	*	–	–	1,119	1,119	0	–
GuideOne Property and Casualty Insurance Company(5)	20,000	*	–	–	497	497	0	–
HFC CA Global Select Master Trust Account(11)	–	–	850,000	*	21,154	21,154	0	–
HFR CA Global Opportunity Master Trust(25)	964,000	*	241,000	*	29,990	29,990	0	–
HFR RVA Op Master Trust Fund(7)	83,000	*	–	–	2,065	2,065	0	–
HFR RVA Select Performance Master Trust(25)	103,000	*	24,000	*	3,160	3,160	0	–
Highbridge Convertible Arbitrage Master Fund Co.(28)	4,500,000	*	10,900,000	1.9	383,275	383,275	0	–
Highbridge International LLC(28)	22,000,000	3.8	42,345,000	7.4	1,601,418	1,601,418	0	–
ICM Business Trust(29)	1,000,000	*	5,500,000	*	161,772	161,772	0	–
Independence Blue Cross(7)	–	–	561,000	*	13,962	13,962	0	–
ING Equity Income Fund(3)(30)	701,000	*	935,000	*	40,716	40,716	0	–

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
ING Investors Trust – T. Rowe Price Capital Appreciation Portfolio(4)(31)	2,741,000	*	1,227,000	*	98,755	98,755	0	–
Injured Workers Insurance Fund(27)	1,500,000	*	–	–	37,332	37,332	0	–
Injured Workers Insurance Fund of Maryland(5)	2,850,000	*	–	–	70,930	70,930	0	–
Innovest Finanzdienstle(32)	4,450,000	*	–	–	110,751	110,751	0	–
Institutional Benchmark Series Ltd.(7)	331,000	*	–	–	8,237	8,237	0	–
Institutional Benchmarks Master Fund Ltd.(25)	606,000	*	152,000	*	18,865	18,865	0	–
Integrity Mutual Insurance Company(5)	90,000	*	–	–	2,239	2,239	0	–
Ionic Capital Master Fund Ltd.(29)	9,000,000	1.6	25,000,000	4.3	846,192	846,192	0	–
Jefferies & Company, Inc.(3)(33)	–	–	1,324,000	*	32,951	32,951	0	–
Jefferies Umbrella Fund Global Convertible Bond(34)	12,850,000	2.2	–	–	319,810	319,810	0	–
JNL Series Trust – JNL/T. Rowe Price Value Fund(4)(31)	–	–	535,000	*	13,315	13,315	0	–
John Hancock Trust – Mid Value Trust(4)(31)	–	–	1,079,000	*	26,854	26,854	0	–
KBC Diversified Fund(4)(35)	–	–	27,956,000	4.9	695,768	695,768	0	–
KBC Financial Products(3)(35)	–	–	5,000,000	*	124,440	124,440	0	–
KBC Financial Products USA Inc.(3)(35)	1,100,000	*	15,805,000	2.6	420,731	420,731	0	–
Koch Industries Inc. Master Pension Trust(6)	270,000	*	–	–	6,719	6,719	0	–
Laborers District Council & Contractors Pension FD of Ohio(4)(31)	–	–	633,000	*	15,754	15,754	0	–
Lincoln Heritage Life Insurance Company(5)	40,000	*	–	–	995	995	0	–
Lord Abbett America’s Value Fund(27)	2,500,000	*	–	–	62,220		0	–
Lord Abbett Series Fund – America’s Value Portfolio(27)	200,000	*	–	–	4,977		0	–
Louisiana Workers Compensation Corporation(6)	1,050,000	*	–	–	26,132	26,132	0	–
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(11)	–	–	3,520,000	*	87,605	87,605	0	–
Lyxor Master Trust Fund(7)	109,000	*	–	–	2,712	2,712	0	–
Lyxor/Forest Fund Limited(25)	4,865,000	*	1,220,000	*	151,443	151,443	0	–
MacKay Shields LLC(4)(36)	5,273,000	*	5,272,000	*	703,443	262,443	441,000	*
Main Street America Assurance Company(5)	175,000	*	–	–	4,355	4,355	0	–
MEDICO Insurance Company(5)	160,000	*	–	–	3,982	3,982	0	–
MEDICO Life Insurance Company(5)	110,000	*	–	–	2,737	2,737	0	–
MIG Assurance Company (Cayman) Ltd.(6)	1,180,000	*	–	–	29,367	29,367	0	–
Morgan Stanley & Co. Incorporated(3)(37)	28,000,000	4.9	35,000,000	6.1	3,032,315	1,567,944	1,464,371	*
Morgan Stanley Convertible Securities Trust(3)(38)	825,000	*	825,000	*	41,065	41,065	0	–
NAMIC Insurance Company(6)	5,000	*	–	–	124	124	0	–
NGM Insurance Company(5)	540,000	*	–	–	13,439	13,439	0	–

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
Northwestern Mutual Series Fund, Inc. – T. Rowe Price Small Cap Value Portfolio [Mid Cap Value](4)(31)	–	–	401,000	*	9,980	9,980	0	–
Norwich Union Life and Pensions(19)	–	–	3,200,000	*	79,641	79,641	0	–
Occidental Petroleum Corporation(7)	273,000	*	–	–	6,794	6,794	0	–
Partners Group Alternative Strategies PCC LTD(11)	–	–	6,510,000	1.1	162,020	162,020	0	–
Pendragon (Convertibles) Fund Ltd.(39)	–	–	10,000,000	1.7	248,880	248,880	0	–
Penn Series Funds, Inc. – Flexibly Managed Fund(4)(31)	1,179,000	*	528,000	*	42,483	42,483	0	–
Pennington Biomedical Research Foundation(6)	20,000	*	–	–	497	497	0	–
Pensionkasse Der Antalis(40)	150,000	*	–	–	3,733	3,733	0	–
Pensionkasse Der Lonza Ag.(40)	400,000	*	–	–	9,955	9,955	0	–
Pensionkasse Der Rockwell Autonation Ag.(40)	250,000	*	–	–	6,222	6,222	0	–
Pensionkasse Huntsman(40)	250,000	*	–	–	6,222	6,222	0	–
Pensionkasse Huntsman II(17)	300,000	*	–	–	7,466	7,466	0	–
Police & Fire Retirement System of the City of Detroit(7)	–	–	414,000	*	10,303	10,303	0	–
Polygon Global Opportunities Master Fund(41)	9,000,000	1.6	6,000,000	1.0	373,320	373,320	0	–
Privilege Portfolio SICAV(19)	9,000,000	1.6	–	–	223,992	223,992	0	–
Pro-Mutual(7)	736,000	*	–	–	18,317	18,317	0	–
PV Promea(42)	600,000	*	–	–	14,932	14,932	0	–
Qwest Occupational Health Trust(6)	115,000	*	–	–	2,862	2,862	0	–
Radian Asset Assurance, Inc.(27)	2,150,000	*	–	–	53,509	53,509	0	–
Radian Guaranty(27)	450,000	*	–	–	11,199	11,199	0	–
Radian Insurance Inc.(27)	5,300,000	*	–	–	131,906	131,906	0	–
Rhythm Fund, Ltd.(4)(35)	–	–	9,090,000	1.6	226,231	226,231	0	–
S.A.C. Arbitrage Fund LLC(43)	–	–	7,000,000	1.2	174,216	174,216	0	–
Sage Capital Management, LLC(44)	1,000,000	*	500,000	*	37,332	37,332	0	–
Sagicor Life Insurance Company(6)	110,000	*	–	–	2,737	2,737	0	–
San Francisco City & County ERS(7)	912,000	*	–	–	22,697	22,697	0	–
San Francisco Employees’ Retirement System(6)	750,000	*	–	–	18,666	18,666	0	–
Silvercreek II Limited(45)	0	–	3,500,000	*	87,108	87,108	0	–
Silvercreek Limited Partnership(45)	0	–	6,500,000	1.1	161,772	161,772	0	–
State National Insurance Company(5)	25,000	*	–	–	622	622	0	–
State of California – Mid Cap Value(4)(31)	–	–	610,000	*	15,181	15,181	0	–
Steelhead Pathfinder Master LP(46)	1,500,000	*	–	–	37,332	37,332	0	–
T. Rowe Price Capital Appreciation Fund(4)(31)	8,795,000	1.5	3,938,000	*	316,898	316,898	0	–
T. Rowe Price Capital Appreciation Trust(4)(31)	86,000	*	39,000	*	3,111	3,111	0	–
T. Rowe Price Mid-Cap Value Fund, Inc.(4)(31)	–	–	39,345,000	9.5	979,218	979,218	0	–
T. Rowe Price Personal Strategy Balanced Fund(4)(31)	–	–	228,000	*	5,674	5,674	0	–

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
T. Rowe Price Personal Strategy Balanced Portfolio(4)(31)	–	–	28,000	*	696	696	0	–
T. Rowe Price Personal Strategy Growth Fund(4)(31)	–	–	247,000	*	6,147	6,147	0	–
T. Rowe Price Personal Strategy Income Fund(4)(31)	–	–	71,000	*	1,767	1,767	0	–
T. Rowe Price Value Fund, Inc.(4)(31)	–	–	6,025,000	1.1	149,950	149,950	0	–
Teachers Retirement System(6)	2,860,000	*	–	–	71,179	71,179	0	–
Trustmark Insurance Company(7)	–	–	265,000	*	6,595	6,595	0	–
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited(47)	4,470,000	*	–	–	111,249	111,249	0	–
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited(47)	530,000	*	–	–	13,190	13,190	0	–
UBS Securities LLC(3)(48)	5,765,000	1.0	5,300,000	*	275,385	275,385	0	–
UIF Equity and Income Fund(3)(30)	462,000	*	616,000	*	26,829	26,829	0	–
Union Carbide Employees Pension Plan(6)	1,790,000	*	–	–	44,549	44,549	0	–
United National Insurance Company(6)	290,000	*	–	–	7,217	7,217	0	–
Universal Investment Gesellschaft Mbh Ref Aventis(49)	4,000,000	*	–	–	99,552	99,552	0	–
US Allianz Equity Income Fund(30)	180,000	*	239,000	*	10,428	10,428	0	–
Van Kampen Equity and Income Fund(30)	13,657,000	2.4	18,210,000	3.2	793,105	793,105	0	–
Van Kampen Harbor Fund(30)	1,675,000	*	1,675,000	*	83,374	83,374	0	–
Vicis Capital Master Fund(50)	21,500,000	3.7	21,000,000	3.7	1,057,740	1,057,740	0	–
Virginia Retirement System(6)	10,180,000	1.8	–	–	253,359	253,359	0	–
Wells Fargo & Co.(51)	–	–	8,000,000	1.4	199,104	199,104	0	–
Xavex Convertible Arbitrage 2 Fund(11)	–	–	1,630,000	*	40,567	40,567	0	–
Xavex Convertible Arbitrage 10 Fund(11)	–	–	2,350,000	*	58,486	58,486	0	–
Zazove Convertible Securities Fund, Inc.(6)	1,535,000	*	–	–	38,203	38,203	0	–
Zurich Institutional Funds Wandelanleihen Global(52)	3,600,000	*	–	–	89,596	89,596	0
All other holders or future successors to any holders(53)(54)	246,222,000	42.8	153,857,000	26.8	9,957,241	9,957,241	0	–

TOTAL	$575,000,000	100.0	$575,000,000	100.0	30,530,876	28,621,205	1,909,671	*

*	Less than one percent.
(1)	Assumes conversion of all of the selling securityholder’s notes at the maximum conversion rate of 24.8880 shares of common stock per $1,000 principal amount at maturity of the notes. The conversion rate is subject to adjustment as described under “Description of notes—Conversion rights—Conversion rate adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Further, pursuant to the terms of the notes, upon conversion, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value calculated on a proportionate basis for each trading day of a 25 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes could be lower than the numbers shown for any holder of notes in this table above.
(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 431,706,202 shares of capital stock outstanding as of October 10, 2007. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that selling securityholder’s notes, but we did not assume conversion of any other holder’s notes.
(3)	This selling securityholder is a broker-dealer.
(4)	This selling securityholder is an affiliate of a broker-dealer.
(5)	The address of this selling securityholder is c/o AAM, 30 North LaSalle, Suite 3500, Chicago, IL 60602. Gene Pretti has ultimate voting and dispositive power over the securities held by this selling securityholder.
(6)	The address of this selling securityholder is c/o Zazove Associates, LLC, 940 Southwood Blvd., Suite 200, Incline Village, NV 89451. Gene Pretti has ultimate voting and dispositive power over the securities held by this selling securityholder.
(7)

The address of this selling securityholder is c/o Advent Capital Management, 1065 Avenue of the Americas, 31st Floor, New York, NY 10018. Tracy V. Maitland, President and CIO, has ultimate voting and dispositive power over the securities held by this selling securityholder.

(8)

The address of this selling securityholder is c/o Alexandra Investment Management, LLC, 767 Third Avenue, 39th Floor, New York, NY 10017. Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to the selling securityholder (beneficial owner). By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling securityholder. Alexandra disclaims beneficial ownership of such shares of common stock. Mikhail A. Filimonov (“Filimonov”) is a managing member of Alexandra. By reason of such relationship, Filimonov may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by the selling securityholder. Filimonov disclaims beneficial ownership of such shares of common stock.

(9)	The address of this selling securityholder is 3075 Sanders Road, Suite G6B, Northbrook, IL 60062. Allstate Insurance Company and Allstate Life Insurance Company have indicated that Allstate Insurance Company is a subsidiary of The Allstate Corporation, an NYSE listed company, and that Allstate Life Insurance Company is a subsidiary of Allstate Insurance Company. Shares listed as beneficially owned by Allstate Insurance Company and Allstate Life Insurance Company in the table above include 4,300 shares of our common stock that Allstate Insurance Company and Allstate Life Insurance Company have indicated are beneficially owned by certain of their affiliates.
(10)

The address of this selling securityholder is 600 West Broadway, 32nd Floor, San Diego, CA 92101. Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with the NASD effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds. The selling securityholder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA, who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. To the knowledge of Nicholas-Applegate, the securities listed herein were not acquired as compensation for employment, underwriting or any other services performed by the selling securityholder for our benefit.

(11)	The address of this selling securityholder is 55 Vilcom Circle, Suite 200, Chapel Hill, NC 27514. Nathanial Brown and Robert Richardson have ultimate voting and dispositive power over the securities held by this selling securityholder.
(12)	The address of this selling securityholder is 73 Front Street, Hamilton, HM12 Bermuda/PO Box 3013, Hamilton, HMMX Bermuda. Nathaniel Brown and Robert Richardson have ultimate voting and dispositive power over the securities held by this selling securityholder.
(13)	The address of this selling securityholder is 10900 Wilshire Blvd., Suite 900, Los Angeles, CA 90024. Ann Houlihan has ultimate voting and dispositive power over the securities held by this selling securityholder.
(14)	The address of this selling securityholder is 65 Madison Ave., Suite 550, Morristown, NJ 07960. Bancroft Fund Ltd. and Ellsworth Fund Ltd. are registered investment funds under the 1940 Act. Thomas H. Dinsmore is the Portfolio Manager.
(15)

The address of this selling securityholder is 1266 East Main Street, 4th Floor, Stamford, CT 06902. Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Fund Ltd., Basso Holdings Ltd. and Basso Multi-Strategy Holding Fund Ltd. (the “Basso Funds”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Basso Funds.

(16)	The address of this selling securityholder is c/o Cornella Reitheimer, State Street Zurich, Kaserivenstrasse 1, CH-8004 Zurich, Switzerland. This selling securityholder is a registered investment fund under the 1940 Act. Avtandil Gigineishvili has ultimate voting and dispositive power over the securities held by this selling securityholder.
(17)	The address of this selling securityholder is c/o Credit Suisse Asset Management Zurich, Giesshubelstrasse 30 PO Box 800, CH-8070 Zurich, Switzerland. This selling securityholder is a registered investment fund under the 1940 Act. Avtandil Gigineishvili has ultimate voting and dispositive power over the securities held by this selling securityholder.

(18)

The address of this selling securityholder is c/o Castle Creek Arbitrage, LLC, 111 W. Jackson Blvd., 20th Floor, Chicago, IL 60604. As investment manager under a management agreement, Castle Creek Arbitrage, LLC may exercise dispositive and voting power with respect to the shares owned by CC Arbitrage Ltd. Castle Creek Arbitrage, LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage, LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Arbitrage Ltd.

(19)	The address of this selling securityholder is c/o MFM International, 101 Arch Street, Suite 1930, Boston, MA 02110. CGNU Life Fund, Commercial Union Life Fund, Norwich Union Life and Pensions and Privilege Portfolio SICAV are majority owned subsidiaries of a reporting company under the Exchange Act. David Clott has ultimate voting and dispositive power over the securities held by these selling securityholders.
(20)	The address of this selling securityholder is c/o CAN, 333 South Wabash, 23 South, Chicago, IL 60604. The selling securityholder is a majority owned subsidiary of a reporting company under the Exchange Act.
(21)	The address of this selling securityholder is c/o CQS LLP, 33 Chester Street, London, Swix 7BL, United Kingdom. Directors Karla Godden, Jane Fleming, Dennis Hunter, Alan Smith and Galy Trehow have ultimate voting and dispositive power over the securities held by this selling securityholder.
(22)	The address of this selling securityholder is 31 Rue Jean Wenger Valentin, 67000 Strasbourg, France.
(23)	The address of this selling securityholder is 1281 East Main Street, Stamford, CT 06902. The investment manager of DKR Oasis Holding Fund Ltd. (the “DKR Fund”) is DKR Oasis Management Company LP (the “DKR Investment Manager”). The DKR Investment Manager has the authority to do any and all acts on behalf of the DKR Fund, including voting any shares held by the DKR Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for investments with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares owned by this selling securityholder.
(24)	The address of this selling securityholder is c/o Fulcrum Limited, 48 Par-La-Ville Road, Suite 193, Hamilton HM 11 Bermuda. Nathanial Brown and Robert Richardson have ultimate voting and dispositive power over the securities held by this selling securityholder.
(25)	The address of this selling securityholder is 53 Forest Avenue, Old Greenwich, CT 06870. Forest Investment Management LLC exercises voting and/or dispositive power with respect to the notes and the common stock underlying the notes held by this selling securityholder. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the sole general partner of which is Michael A. Boyd Inc., which is controlled by Michael A. Boyd.
(26)	The address of this selling securityholder is c/o Bank Pictet & CIE, Case Postale 5130 CH-1211 Geneve, Switzerland. This selling securityholder is a registered investment fund under the 1940 Act. Avtandil Gigineishvili has ultimate voting and dispositive power over the securities held by this selling securityholder.
(27)	The address of this selling securityholder is 90 Hudson Street, Jersey City, NJ 07302. Maren Lindstrom has ultimate voting and dispositive power over the securities held by this selling securityholder.
(28)

The address of this selling securityholder is 9 West 57th Street, 27th Floor, New York, NY 10019. Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and Highbridge International LLC and has voting control and investment discretion over the securities held by these selling securityholders. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by these selling securityholders. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(29)

The address of this selling securityholder is c/o Ionic Capital Management LLC, 266 Madison Avenue, 9th Floor, New York, NY 10017. Ionic Capital Partners LP (“ICP”) is the investment advisor of Ionic Capital Master Fund Ltd. and ICM Business Trust and consequently has voting and investment control over securities held by Ionic Capital Master Fund Ltd. and ICM Business Trust. Ionic Capital Management LLC (“ICM”) controls ICP. Bart Baum, Adam Radosti and Daniel Stone collectively control ICM and therefore have ultimate voting and investment control over securities held by Ionic Capital Master Fund Ltd. and ICM Business Trust. ICP, ICM and Messrs. Baum, Radosti and Stone each disclaim beneficial ownership of the securities held by Ionic Capital Master Fund Ltd. and ICM Business Trust except to the extent of its or his pecuniary interest therein.

(30)	The address of this selling securityholder is c/o Van Kampen Asset Management, 2800 Post Oak Blvd., Houston, TX 77056. This selling securityholder is a registered investment fund under the 1940 Act. Van Kampen Asset Management has ultimate voting and dispositive power over the securities held by this selling securityholder.
(31)

The address of this selling securityholder is c/o T. Rowe Price Associates, Inc., Attn: Darrell N. Braman, VP & Assoc. Legal Counsel, 100 East Pratt Street, Baltimore, MD 21202. No one individual at T. Rowe Price will be responsible for voting decisions and investment control over the purchased securities. T. Rowe Price Associates, Inc. is investment adviser to the funds and accounts and has been delegated voting authority by the boards of the Price Funds it manages as investment adviser. The T. Rowe Price Proxy Committee develops positions on all major corporate issues, creates guidelines and oversees the voting process. The Proxy Committee, composed of portfolio managers, investment operations managers and internal legal counsel, analyzes proxy policies based on whether they would adversely affect shareholders’ interests and make a company less attractive to own. Once the Proxy Committee establishes its recommendations, they are distributed to the firm’s portfolio managers as voting guidelines. For the registered investment companies sponsored and managed by T. Rowe Price, the portfolio manager of each fund has ultimate responsibility for the voting decisions for proxies relating to voting securities held by the fund. The portfolio manager for ING Investors Trust – T. Rowe Price Capital Appreciation Portfolio, Penn Series Funds, Inc. – Flexibly Managed Fund, T. Rowe Price Capital Appreciation Fund and T. Rowe Price Capital Appreciation Trust is David R. Giroux. The portfolio manager for John Hancock Trust – Mid Value Trust, Laborers District Council & Contractors Pension Fund of Ohio, Northwestern Mutual Series Fund, Inc. – T. Rowe Price Small Cap Value Portfolio [Mid Cap Value], State of California – Mid Cap Value and T. Rowe Price Mid-Cap Value Fund, Inc. is David J. Wallack. The portfolio manager for JNL Series Trust – JNL/T. Rowe Price Value Fund, T. Rowe Price Personal Strategy Balanced Fund, T. Rowe Price Personal Strategy Balanced Portfolio, T. Rowe Price Personal Strategy Growth Fund, T. Rowe Price Personal Strategy Income Fund and T. Rowe Price Value Fund, Inc. is John D. Linehan.

(32)

The address of this selling securityholder is 600 West Broadway, 32nd Floor, San Diego, CA 92101. Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with the NASD effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds. The selling securityholder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA, who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. To the knowledge of Nicholas-Applegate, the securities listed herein were not acquired as compensation for employment, underwriting or any other services performed by the selling securityholder for our benefit.

(33)	The address of this selling securityholder is One Station Place, Stamford, CT 06902. Jefferies & Company, Inc. is a wholly owned subsidiary of Jefferies Group, Inc., a reporting company under the Exchange Act. Jefferies Group, Inc. has dispositive power over the securities.
(34)	The address of this selling securityholder is c/o Katia Gryczka, 43 Boulevard Royal, L-2955 Luxembourg. Jefferies Umbrella Fund Global Convertible Bond is a registered investment fund under the 1940 Act. Avtandil Gigineishvili has ultimate voting and dispositive power over the securities held by this selling securityholder.
(35)

The address of this selling securityholder is 140 East 45th St., New York, NY 10017. This selling securityholder is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity. Carlo Georg of KBC Alternative Investment Management has ultimate dispositive power over the securities held by KBC Diversified Fund.

(36)

The address of this selling securityholder is 9 West 57th Street, 33rd Floor, New York, NY 10019. NYLIFE Securities Inc. and NYLIFE Distributors LLC are registered broker-dealers and, like MacKay Shields LLC, are indirect wholly owned subsidiaries of New York Life Insurance Company. Edward Silverstein, a managing director of MacKay Shields LLC, has authority to make voting decisions and decisions regarding disposition of the securities held by this selling securityholder.

(37)

The address of this selling securityholder is 1221 Avenue of the Americas, 40th Floor, New York, NY 10020. Morgan Stanley & Co. Incorporated is a majority-owned subsidiary of a reporting company under the Exchange Act. The company is a wholly owned subsidiary of Morgan Stanley and SEC registrant.

(38)	The address of this selling securityholder is c/o Morgan Stanley Investment Management, 2800 Post Oak Blvd., Houston, TX 77056. Morgan Stanley Convertible Securities Trust is a registered investment fund under the 1940 Act. Morgan Stanley Investment Management has dispositive control over the securities held by this selling securityholder.
(39)	The address of this selling securityholders is c/o Pendragon Capital LLP, Berkeley Square House, 4-19 Berkeley Square, London W15 6BR, United Kingdom. Philippe Lamarque as Portfolio Manager for Pendragon (Convertibles) Fund Ltd. has authority to direct the voting and disposition of securities held by this selling securityholder. Mr. Lamarque disclaims beneficial ownership of the securities held by this selling securityholder.
(40)	The address of this selling securityholder is c/o Julius Baer & Co, AG Zurich, Hhlstrasse 602 CH-8010, Zurich, Switzerland. This selling securityholder is a registered investment fund under the 1940 Act. Avtandil Gigineishvili has ultimate voting and dispositive power over the securities held by this selling securityholder.
(41)	The address of this selling securityholder is 399 Park Avenue, 22nd Place, New York, NY 10022. Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Polygon Investment Managers”), Polygon Investment Ltd. (the “Polygon Manager”), Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power over the securities held by this selling securityholder. The Polygon Investment Managers, the Polygon Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by this selling securityholder.
(42)	The address of this selling securityholder is c/o Beat Steiner, Bank Leu Ltd, Bahnhofstrasse 32 Postfach, CH-8022, Zurich, Switzerland. This selling securityholder is a registered investment fund under the 1940 Act. Avtandil Gigineishvili has ultimate voting and dispositive power over the securities held by this selling securityholder.
(43)	The address of this selling securityholder is c/o SAC Capital Advisors, LLC, 72 Cummings Point Rd., Stamford, CT 06902. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”) and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors SAC Capital Management and Mr. Cohen disclaim beneficial ownership of the securities held by S.A.C. Arbitrage Fund, LLC.
(44)	The address of this selling securityholder is 665 South Orange Avenue, Suite 1A, Sarasota, FL 34236. Peter deLisser is the managing member of Sage Capital Management, LLC.
(45)	The address of this selling securityholder is c/o Silvercreek Management Inc., 1670 Batview Ave., Suite 308, Toronto, Ontario M4S 2X2, Canada. The controlling persons of this selling securityholder are Louise Morwick, Bryn Joynt and Chris Witkowski.
(46)	The address of this selling securityholder is 1301 First Ave., Suite 200, Seattle, WA 98101. Steelhead Partners LLC is a shareholder of Steelhead PF Capital, Ltd .which is a general partner of Steelhead Pathfinder Master LP. J. Michael Johnston, Brian K. Klein are managing members of Steelhead Partners LLC and have dispositive control over the securities held by this selling securityholder.
(47)

The address of this selling securityholder is One North Wacker Drive, 32nd Floor, Chicago, IL 60606. The selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the Investment Manager). The Investment Manager makes all the investment and voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is listed and traded on the NYSE.

(48)

The address of this selling securityholder is 480 Washington Blvd., 12th Floor, Jersey City, NJ 07310. John Dibacco on behalf of UBS Securities LLC, which is a publicly held entity, has ultimate voting and dispositive power over the securities held by this selling securityholder.

(49)	The address of this selling securityholder is c/o Cornella Reitheimer, State Street Bank GMBH, Postfach 20 19 16 D-80019 Munich, Germany. This selling securityholder is a registered investment fund under the 1940 Act. Avtandil Gigineishvili has ultimate voting and dispositive power over the securities held by this selling securityholder.
(50)

The address of this selling securityholder is c/o Vicis Capital LLC, 126 East 56th Street, Suite 700, New York, NY 10022. Vicis Capital LLC is the investment manager. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC equally but disclaim individual ownership of the securities held by this selling securityholder.

(51)	The address of this selling securityholder is 550 California St., 14th Floor, San Francisco, CA 94104. Wells Fargo & Co. is a reporting company under the Exchange Act.
(52)	The address of this selling securityholder is c/o Dexia PrivatBank (Schweiz), Dexia Fund Services, Badenerstrasse 565 Postrach 101, 8066 Zurich, Switzerland. This selling securityholder is a registered investment fund under the 1940 Act. Avtandil Gigineishvili has ultimate voting and dispositive power over the securities held by this selling securityholder.
(53)	Information about other selling securityholders will be set forth in prospectus supplements, if required.
(54)	Assumes that any other holders of notes, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

This prospectus may be used only by the selling securityholders identified above to sell the securities set forth opposite each such selling securityholder’s name in the foregoing table. This prospectus may not be used by any selling securityholder not named in this prospectus, including transferees, pledgees or donees of the selling securityholders named above, prior to the effectiveness of the registration statement, of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the notes and/or the common stock issuable upon conversion of the notes by any unnamed securityholder or future transferees, pledgees or donees from such unnamed securityholders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling securityholder. Additional information for the named securityholders and the information for transferees, pledgees or donees of the named securityholders will be provided by supplements to this prospectus, absent circumstances indicating the change is material. The supplement or amendment will also disclose whether any securityholder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment if such information has not been previously disclosed.

Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

Plan of distribution

The selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, may, from time to time, sell the notes and the underlying common stock directly to purchasers or through underwriters, broker/dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders may sell the notes and the underlying common stock, from time to time, in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions (which may involve block transactions) in the following manner:

•	on any national securities exchange or quotation service on which the notes or the underlying common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether such options are listed on option exchanges or otherwise through the settlement of short sales.

These sales may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

The selling securityholders may also enter into hedging transactions with broker/dealers or other financial institutions in connection with the sales of the notes or the underlying common stock. These broker/dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling securityholders may sell short these securities to close out short positions, or loan or pledge these securities to broker/dealers that, in turn, may sell such securities.

A short sale of the notes or the underlying common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of such notes or underlying common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the notes or the underlying common stock, a broker-dealer, financial institution or selling securityholder may purchase the notes or our common stock on the open market to cover positions created by short sales. In determining the source of the notes or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of notes or shares of common stock available for purchase in the open market.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts or commissions. A selling securityholder reserves the right to accept, and together with its agents, to reject any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

To comply with certain states’ securities laws, if applicable, the selling securityholders will offer or sell the notes and the common stock into which the notes are convertible in such jurisdictions only through registered or licensed brokers/dealers. In addition, in some states the selling securityholders may not sell the notes and the common stock into which the notes are convertible unless such securities have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “NEM.” Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes of either series for trading on any securities exchange.

The selling securityholders and any underwriters, broker/dealers or agents that participate in the distribution of the notes and underlying common stock may, in connection with these sales, be deemed to be “underwriters” within the meaning of the Securities Act. Any selling securityholder that is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of the Securities Act, unless such selling securityholder purchased its notes in the ordinary course of business, and at the time of its purchase of the notes to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes. As a result, any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have agreed to comply with the prospectus delivery requirements of the Securities Act, if any. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreements or understandings, directly or indirectly, with any person to distribute the notes.

The selling securityholders and any other person participating in the sale of the notes or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying common stock with this prospectus supplement and the accompanying prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus supplement and the accompanying prospectus. As a result, there may be, at any time, securities outstanding that are subject to restrictions on transferability and resale. In addition, any securities covered by this prospectus supplement and the accompanying prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold pursuant to Rule 144 or

Rule 144A rather than pursuant to this prospectus supplement and the accompanying prospectus. Each selling securityholder has represented that it will not sell any notes or common stock pursuant to this prospectus supplement and the accompanying prospectus except as described in this prospectus supplement and the accompanying prospectus.

At the time a particular offering of the notes or underlying common stock is made, if required, a prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which the accompanying prospectus is a part, will be distributed setting forth the names of the selling securityholders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commission or concessions allowed or reallowed or paid to the broker/dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of notes and the underlying common stock by the selling securityholders.

Pursuant to the registration rights agreement, we will pay all expenses of the registration of notes and underlying common stock, except that the selling securityholders will pay all underwriting discounts and selling commissions. The selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act.

The registration rights agreement requires that we use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the date when all securities covered by the registration statement have been sold; (ii) the expiration of the period referred in Rule 144(k) under the Securities Act with respect to notes or shares held by non-affiliates of Newmont, or any successor provision; and (iii) the date that is two years after the effective date of the registration statement. Notwithstanding the foregoing obligations, we may, under certain circumstances, postpone or suspend the filing or the effectiveness of the shelf registration statement, or any amendments or supplement thereto, or the sale of the notes or underlying common stock hereunder. See “Description of notes—Registration rights.”

Vali dity of the securities

The validity of the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

Experts

The financial statements incorporated in this prospectus supplement by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated October 15, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Newmont Mining Corporation for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

WARRANTS

We or selling securityholders may from time to time offer to sell common stock, preferred stock, debt securities, guarantees or warrants. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “NEM.”

Investing in our securities involves a high degree of risk. See the “ Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is October 15, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	guarantees; and

•	warrants.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus (including information incorporated by reference in this prospectus) are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Our forward-looking statements include, without limitation:

•	statements regarding future earnings;

•	estimates of future mineral production and sales, for specific operations and on a consolidated or equity basis;

•	estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis;

•	estimates of future cash flows;

•	estimates of future capital expenditures and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding thereof;

•	estimates regarding timing of future capital expenditures, construction, production or closure activities;

•	statements as to the projected development of certain ore deposits, including estimates of development and other capital costs and financing plans for these deposits;

•	estimates of reserves and statements regarding future exploration results and reserve replacement and the sensitivity of reserves to metal price changes;

•	statements regarding the availability and costs related to future borrowing, debt repayment and financing;

•	statements regarding modifications to hedge and derivative positions;

•	statements regarding future transactions relating to portfolio management or rationalization efforts;

•	statements regarding the cost impacts of future changes in the legal and regulatory environment in which we operate; and

•	estimates of future costs and other liabilities for certain environmental matters.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:

•	the price of gold, copper and other commodities;

•	currency fluctuations;

•	geological and metallurgical assumptions;

•	operating performance of equipment, processes and facilities;

•	labor relations;

•	timing of receipt of necessary governmental permits or approvals;

•	domestic and foreign laws or regulations, particularly relating to the environment and mining;

•	domestic and international economic and political conditions;

•	our ability to obtain or maintain necessary financing; and

•	other risks and hazards associated with mining operations.

More detailed information regarding these factors is included in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We disclaim any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE COMPANY

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, Bolivia, New Zealand and Mexico. As of December 31, 2006, we had proven and probable gold reserves of 93.9 million equity ounces and an aggregate land position of approximately 44,470 square miles (115,200 square kilometers). We are also engaged in the production of copper, principally through our Batu Hijau operation in Indonesia.

Newmont Mining Corporation’s original predecessor corporation was incorporated in 1921 under the laws of Delaware. Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203, and our telephone number is (303) 863-7414. Our website is located at www.newmont.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” (in our current report on Form 8-K filed with the SEC on July 11, 2007, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six months ended June 30, 2007	Year ended December 31,
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	(1.7)	8.4	7.4	10.4	7.0	1.9

For these ratios, “earnings” is computed by adding income (loss) from continuing operations before income taxes and fixed charges (excluding capitalized interest) and excluding our share of income/losses in its equity method affiliates. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

In July 2007, we raised $1.15 billion of cash proceeds by issuing convertible notes at par in a private placement. Of the $1.15 billion convertible notes, $575 million pay interest at 1.250 percent and are due in 2014 and $575 million pay interest at 1.625 percent and are due in 2017. The notes are convertible into cash and shares of our common stock (or, at our election, in lieu of such shares of common stock, cash or any combination of cash and shares of our common stock), under certain circumstances.

DIVIDEND POLICY

We declared a dividend of $0.10 per share of common stock outstanding in each quarter of 2006 and 2005, for a total of $0.40 during each year. The exchangeable shares issued by Newmont Mining Corporation of Canada Limited are exchangeable at the option of the holders into Newmont common stock. Holders of exchangeable shares are therefore entitled to receive dividends equivalent to those that we declare on our common stock. For more information on the exchangeable shares, see “Description of Capital Stock—Special Voting Stock.”

We declared:

•	a regular quarterly dividend totaling $0.10 per common share through March 31, 2007 paid on March 29, 2007;

•	a regular quarterly dividend of $0.10 per share through June 30, 2007 paid on June 29, 2007; and

•	a regular quarterly dividend of $0.10 per share through September 30, 2007, payable on September 28, 2007.

Additionally, Newmont Mining Corporation of Canada Limited declared regular quarterly dividends on the exchangeable shares totaling CDN$0.1185 per share payable on March 29, 2007 to holders of record at the close of business on March 7, 2007, CDN$0.1123 per share payable on June 29, 2007 to holders of record at the close of business on June 8, 2007 and CDN$0.1044 per share payable on September 28, 2007 to holders of record at the close of business on September 6, 2007.

The determination of the amount of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial condition and other relevant factors.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws.

As of October 10, 2007, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

•	5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

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750,000,000 shares of common stock, par value $1.60 per share, of which (1) 431,706,202 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of our common stock on a ten-for-one basis and (2) 20,125,306 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (“Newmont Canada”), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds of Newmont legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

As a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the General Corporation Law of the State of Delaware also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

The holder of our special voting share, on behalf of the holders of the exchangeable shares of Newmont Canada, is entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of our capital stock” includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in “—Special voting stock” below.

Special meetings of our stockholders may be called by our board of directors or by the chairman of the board or by our president, and will be called by the chairman of the board or by our president or secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our board of directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our board of directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

Our board of directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Newmont, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont, all holders of exchangeable shares would become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

Our common stock is not redeemable or convertible.

Other Provisions

All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any of our securities.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “NEM.” ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for our common stock.

Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol “NEM.”

Australian CHESS Depositary Interests (CDIs)

The CDIs are units of beneficial ownership in shares of our common stock that are held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) (“CDN”), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend meetings of our stockholders. The CDIs are convertible at the option of the holders into shares of our common stock held by CDN on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock—General

Our preferred stock is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

•	voting powers,

•	designations,

•	preferences,

•	the relative participating and option or other rights,

•	qualifications, and

•	limitations and restrictions.

Special Voting Stock

The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock.

Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Canada. The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of our board of directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect us.

Ranking

With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of our capital stock.

Dividend Rights

The special voting share is not entitled to receive dividends.

Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our board of directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to us on which our stockholders are entitled to vote.

The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

(1)	without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

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issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

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issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

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issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

•	subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

•	reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

•	reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

(2)	in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our board, or is otherwise effected or to be effected with the consent or approval of the our board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary, Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of Newmont, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person, are outstanding, the special voting share will automatically be redeemed for $0.001.

Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

On or at any time after the twelfth anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada’s obligation to redeem the exchangeable shares will terminate.

Listing

The exchangeable shares are listed on the Toronto Stock Exchange under the symbol “NMC.”

Anti-Takeover Provisions

Article Ninth of our certificate of incorporation may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

•	a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

•	the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

•	any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

•	our board of directors approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

•	we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the indentures under which the debt securities would be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold by us will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our general unsecured obligations and will rank as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under one or both of the indentures dated as of July 17, 2007 between us, Newmont USA Limited and The Bank of New York Trust Company, N.A., which have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of those indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indentures do not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

(1)	the title and series of such debt securities, including CUSIP numbers;

(2)	any limit upon the aggregate principal amount of such debt securities of such title or series;

(3)	whether such debt securities will be in global or other form;

(4)	the date(s) and method(s) by which principal and any premium on such debt securities is payable;

(5)	interest rate or rates (or method by which such rate will be determined), if any;

(6)	the dates on which any such interest will be payable and the method of payment;

(7)	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

(8)	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

(9)	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360-day year of twelve 30-day months;

(10)	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

(11)	any redemption or sinking fund provisions;

(12)	the denominations of such debt securities;

(13)	any rights of the holders of such debt securities to convert the debt securities into other securities or property;

(14)	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

(15)	the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

(16)	if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(17)	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

(18)	whether such debt securities will be subject to defeasance or covenant defeasance;

(19)	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants;

(20)	any trustees other than The Bank of New York Trust Company, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

(21)	the terms, if any, on which such debt securities will be subordinate to other debt of Newmont; and

(22)	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

The indentures do not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of Newmont, subject to limited exceptions. Our certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”

Modification and Amendment

Subject to certain exceptions, the applicable indenture may be amended with respect to a series, and the notes of that series may be amended, with the consent of the holders of at least a majority in principal amount of the notes of that series then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to a series of notes with the consent of the holders of a majority in principal amount of the notes of that series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series). However, without the consent of each holder of an outstanding note of a series affected, no amendment with respect to such series may, among other things:

(1)	reduce the amount of notes of such series whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note of such series;

(3)	reduce the principal of or extend the stated maturity of any note of such series;

(4)	make any change that adversely affects the conversion rights of any notes of such series;

(5)	reduce the fundamental change purchase price of any note of such series or amend or modify in any manner adverse to the holders of notes of such series our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note of such series payable in money other than that stated in the note or, other than in accordance with the provisions of the applicable indenture, eliminate any existing subsidiary guarantee of the notes of such series;

(7)	impair the right of any holder of a note of such series to receive payment of principal and interest, including additional interest, on such holder’s notes of such series on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes of such series; or

(8)	make any change in the amendment provisions which require the consent of each holder of notes of such series or in the waiver provisions with respect to such series.

Without the consent of any holder, we and the trustee may amend either or both of the indentures and the notes of any series to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	evidence the succession of another entity to Newmont and provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes of any series;

(5)	secure the notes of any series;

(6)	add to the covenants of Newmont for the benefit of the holders of notes of any series or surrender any right or power conferred upon us with respect to any series;

(7)	evidence and provide for the acceptance of appointment of a successor trustee pursuant to the indenture;

(8)	comply with the provisions of any clearing agency, clearing corporation or clearing system, the trustee or the registrar with respect to the provisions of the indenture or the notes relating to transfers and exchanges of notes of any series;

(9)	provide for the conversion of notes of any series in accordance with the terms of the indenture;

(10)	make any change with respect to any series that does not materially adversely affect the rights of any holder of notes of such series;

(11)	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(12)	conform the provisions of the indentures to the “Description of Debt Securities” section in the applicable prospectus supplement.

The consent of the holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under either of the indentures becomes effective, we are required to mail to the holders of the series of notes to which the amendment relates a notice briefly describing such amendment. However, the failure to give such notice to all the holders of notes of that series, or any defect in the notice, will not impair or affect the validity of the amendment.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the applicable indenture with respect to each series of debt securities issued thereunder:

(a)	default in any payment of interest, including any additional interest, if any, on any note of such series when due and payable and the default continues for a period of 30 days;

(b)	default in the payment of principal of any note of such series when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(c)	failure by us to comply with its obligation to convert the notes of such series in accordance with the applicable indenture upon exercise of a holder’s conversion right and the default continues for a period of 3 business days after there has been given, by registered or certified mail, to us by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(d)	failure by us to give a fundamental change notice or notice of a specified corporate transaction with respect to such series, in each case when due;

(e)	failure on the part of us or Newmont USA Limited duly to observe or perform any other of the covenants or agreements on the part of us or Newmont USA Limited, as the case may be, in respect of the notes of such series contained in the applicable indenture and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us and Newmont USA Limited by the trustee or to us, Newmont USA Limited and the trustee by the holders of at least 25% in principal amount of the notes of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(f)	default by us or Newmont USA Limited with respect to any Material Indebtedness (as defined below), whether such Material Indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any event of default under either of the foregoing clauses (i) and (ii) shall be deemed cured and not to be continuing upon the payment of such indebtedness or the rescission or annulment of any acceleration of such indebtedness;

(g)	a court having jurisdiction enters a decree or order for relief in respect of us or Newmont USA Limited in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order remains unstayed and in effect for a period of 90 consecutive days;

(h)	we or Newmont USA Limited commences a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited, respectively, or for all or substantially all of its property, or makes any general assignment for the benefit of creditors; or

(i)	except as permitted by the applicable indenture, (i) the subsidiary guarantee of Newmont USA Limited with respect to notes of such series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or (ii) Newmont USA Limited shall deny or disaffirm its obligation under its subsidiary guarantee with respect to the notes of such series.

“Material Indebtedness” is indebtedness (other than indebtedness under the notes of the applicable series) of any one or both of us and Newmont USA Limited in an aggregate principal amount exceeding $75,000,000.

If an event of default occurs and is continuing with respect to a series of notes, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes of that series by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes of that series to be due and payable. In case of the events of default described in clauses (g) and (h) above, 100% of the principal of and accrued and unpaid interest on the notes of each series will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the indentures will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indentures and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes of each series with respect to which we elect to pay additional interest at an annual rate equal to 0.25% of the principal amount of the notes of the applicable series. If we so elect, such additional interest will accrue on all outstanding notes of each series with respect to which we elect to pay additional interest from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or, with respect to a series, waived with respect to that series prior to such 120th day, the notes of that series will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes of a series as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes of that series and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. We may make such an election with respect to any series of notes.

The holders of a majority in principal amount of the outstanding notes of a series may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) with respect to that series. The holders of a majority in principal amount of the outstanding notes of a series may also rescind any acceleration with respect to the notes of that series and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders of notes of a series unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the applicable indenture or the notes of a series unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes of that series have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to that series or of exercising any trust or power conferred on the trustee with respect to that series.

The indentures provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under either of the indentures, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indentures provide that if a default occurs and is continuing with respect to a series of notes and is known to the trustee, the trustee must mail to each holder of notes of that series notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note of a series, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders of notes of that series. In addition, with respect to each series of notes, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year with respect to such series of notes. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Consolidation, Merger and Sale of Assets

The indentures provide that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes, the applicable indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the applicable indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, Newmont under the applicable indenture.

Covenants

Any covenants of Newmont with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (i) the debt securities are redeemable at our option, (ii) the holder of debt securities may cause us to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

We or any of our affiliates may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of Newmont or the relevant affiliate of Newmont, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

We may satisfy and discharge our obligations under the applicable indenture as to the notes of a series by (i) delivering to the securities registrar for cancellation all outstanding notes of that series or by depositing with the trustee or delivering to the holders of the notes of that series, as applicable, after the notes of that series have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if applicable, sufficient to pay all of the outstanding notes of that series, and (ii) paying all other sums payable under the applicable indenture by us with respect to that series. Such discharge is subject to terms contained in the indentures.

Applicable Law

The indentures provide that the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Trust Company, N.A. is the trustee under the indenture.

Subsidiary Guarantees of Newmont USA Limited

Unless otherwise specified in the applicable prospectus supplement, Newmont USA Limited will unconditionally guarantee our payment obligations under the notes. Newmont USA Limited’s subsidiary guarantees will be general unsecured obligations of Newmont USA Limited that will rank senior in right of payment to any of its future indebtedness that is expressly subordinated in right of payment to the subsidiary guarantees, and equally in right of payment with all existing and future unsecured indebtedness and liabilities of Newmont USA Limited that are not so subordinated. Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed in “Where You Can Find More Information.” As of June 30, 2007, Newmont USA Limited had approximately $2.5 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $1,407 million of guarantees of indebtedness of Newmont, and approximately $452 million of its own debt, approximately $235 million of which is secured. The remaining debt of approximately $675 million is non-recourse debt of subsidiary companies. Newmont USA Limited’s subsidiary guarantees of the notes will be effectively subordinated to all secured debt of Newmont USA Limited to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of Newmont USA Limited’s subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of Newmont USA Limited, the assets of Newmont USA Limited that secure secured debt will be available to pay obligations under the subsidiary guarantees only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the notes, the holders of Newmont USA Limited’s other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due under either of Newmont USA Limited’s subsidiary guarantees.

The subsidiary guarantee with respect to a note is not convertible and will automatically terminate when that note is converted into common stock.

Under the terms of Newmont USA Limited’s full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against Newmont USA Limited.

Newmont USA Limited will be released and relieved from all its obligations under its subsidiary guarantees in the following circumstances, each of which is permitted by the indentures:

•

upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of Newmont USA Limited (other than to us or any of our affiliates);

•	upon the sale or disposition of all or substantially all the assets of Newmont USA Limited (other than to us or any of our affiliates); or

•

upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than (i) indebtedness not exceeding $75,000,000 in the aggregate (it being understood that indebtedness of Newmont that is guaranteed by Newmont USA Limited and that also provides that the guarantee of Newmont USA Limited under such indebtedness shall be released and relieved upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than indebtedness not exceeding $75,000,000 or more in the aggregate shall not be considered in calculating the amount of indebtedness under this clause (i)) and (ii) indebtedness under the notes.

The subsidiary guarantee for each series of the notes will contain a provision intended to limit Newmont USA Limited’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in the registration statement of which this prospectus is a part by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated October 15, 2007, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the registration statement of which this prospectus is a part by reference to the Annual Report on Form 10-K of Newmont Mining Corporation for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

We “incorporate by reference” in this prospectus certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. The footnotes to the financial statements within certain of these documents contain financial information for Newmont USA Limited.

Newmont SEC Filings (File No. 001-31240)	Period
Annual Report on Form 10-K (including the portions of our proxy statement for our 2007 annual meeting of stockholders incorporated by reference therein, but excluding the financial statements)	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Quarters ended March 31, 2007 (excluding the financial statements) and June 30, 2007

Current Reports on Form 8-K	Filed February 12, 2007, June 1, 2007, June 8, 2007 (as amended on July 19), July 6, 2007, July 11, 2007, July 12, 2007, July 17, 2007 (as amended on August 3, 2007), July 24, 2007, August 23, 2007, October 10, 2007 and October 15, 2007

We also incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus. However, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K.

You may request a copy of these filings at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Attn: Office of the Secretary

(303) 863-7414

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.